Exhibit 10.1

Execution Version

$600,000,000

CREDIT AGREEMENT

dated as of July 1, 2025,

by and among

ASTEC INDUSTRIES, INC.,
as Borrower,

the Lenders referred to herein,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,

CITIBANK, N.A. and

JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

and

BOFA SECURITIES, INC.,

CAPITAL ONE, NATIONAL ASSOCIATION,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

KEYBANC CAPITAL MARKETS INC.,

TD BANK, N.A., and

TRUIST BANK

as Co-Documentation Agents

i

(continued)

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v

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EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Recipients)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Recipient Partnerships)
Exhibit I	-	Form of Joinder Agreement
Exhibit J	-	Form of Solvency Certificate

SCHEDULES
Schedule 1.1(a)	-	Commitments and Commitment Percentages
Schedule 1.1(b)	-	Existing Letters of Credit
Schedule 1.1(c)	-	Existing Specified Obligations
Schedule 7.1	-	Jurisdictions of Organization and Qualification and Subsidiary Guarantors
Schedule 7.2	-	Subsidiaries and Capitalization
Schedule 7.13	-	Labor and Collective Bargaining Agreements
Schedule 7.17	-	Real Property
Schedule 7.18	-	Litigation
Schedule 8.23	-	Post-Closing Matters
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.3(a)	-	Existing Loans, Advances, and Investments
Schedule 9.7	-	Transactions with Affiliates

CREDIT AGREEMENT, dated as of July 1, 2025, by and among ASTEC INDUSTRIES, INC., a Tennessee corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Borrower has entered into a membership interest purchase agreement (including all exhibits and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”) with RLIH, LLC, a Delaware limited liability company, as sellers’ representative, the sellers identified therein (collectively, the “Seller”), TerraSource Holdings, LLC, a Delaware limited liability (the “Target”), and the guarantor party thereto, pursuant to which, among other things, the Borrower will acquire all of the outstanding equity interests of the Target (the “Closing Date Acquisition”).

WHEREAS, in connection with the consummation of the transactions contemplated by the Acquisition Agreement, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1       Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“2025 Fee Letter” has the meaning assigned thereto in the definition of “Fee Letters”.

“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to an Acquisition for any period, the amount for such period of Consolidated EBITDA of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Reference Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Reference Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Reference Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Reference Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months (including, for the avoidance of doubt, any partial months) of such fiscal quarter included in the relevant Reference Period and the denominator of which shall be actual months in such fiscal quarter.

“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Acquisition Agreement” has the meaning assigned thereto in the recitals hereto.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent under the Loan Documents, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 12.1(e).

“Agreement” means this Credit Agreement.

“AHYDO Catch-Up Payment” means any payment with respect to any debt obligations of any Domestic Subsidiary, including subordinated debt obligations, in each case to avoid the application of Section 163(e)(5) of the Code.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder, in each case to the extent applicable to the Borrower and its Subsidiaries.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances, or rules related to terrorism financing, money laundering or any predicate crime to money laundering, including any applicable provision of the PATRIOT Act, the Beneficial Ownership Regulation and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), in each case to the extent applicable to the Borrower and its Subsidiaries.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Net Leverage Ratio:

Pricing Level	Consolidated Total Net Leverage Ratio	Commitment Fee	Term SOFR +	Base Rate +
I	Less than 1.00 to 1.00	0.15%	1.75%	0.75%
II	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	0.20%	2.00%	1.00%
III	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	0.25%	2.25%	1.25%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.30%	2.50%	1.50%
V	Greater than or equal to 3.00 to 1.00	0.35%	2.75%	1.75%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 8.2(a) for the most recently completed fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level III until the Calculation Date for the first full fiscal quarter occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 8.2(a) for the most recently completed fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall promptly (and in any case within five (5) Business Days) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly (and in any case within five (5) Business Days) and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margin with respect to any Incremental Term Loans shall be as set forth in the applicable Incremental Amendment.

“Applicable Maturity Date” means with respect to (a) any Revolving Credit Loan or Swingline Loan, the Revolving Credit Maturity Date, (b) the Initial Term Loan, the Term Loan Maturity Date or (c) any Incremental Term Loans, Extended Term Loans or Extended Revolving Credit Loans, the maturity date of the applicable Class of such Loans or Commitments.

“Applicable Period” shall have the meaning set forth in the definition of “Applicable Margin.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means collectively, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and Citibank N.A., in their capacities as the joint lead arrangers and joint bookrunners, and each individually, an “Arranger”.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any sale and leaseback transaction, division, merger or disposition of Equity Interests), whether in a single transaction or a series of related transactions, by any Credit Party or any Subsidiary thereof. The term “Asset Disposition” shall not include any Equity Issuances or any Restricted Payments.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses, charges and disbursements of one counsel for the affected Person or group, taken as a whole, and, solely in the case of an actual or potential conflict of interest, of one additional counsel to the affected Person or group, taken as a whole (and if reasonably necessary, of one local counsel in any material relevant jurisdiction for the affected Person or group, taken as a whole (which may include a single local counsel acting in multiple jurisdictions)).

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.8(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than the Floor.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Astec Industries, Inc., a Tennessee corporation (or any successor thereto).

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Expenditures” means for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capital Lease Obligations” of any Person means, subject to Section 1.3(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capitalized leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the Consolidated balance sheet of Borrower and its Subsidiaries.

“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination:

(a)	U.S. dollars, pounds sterling, euro, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(b)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and in any case having maturities of not more than one year from the date of acquisition;

(c)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or “A2” or better from either S&P or Moody’s, as applicable;

(d)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or “A2” by Moody’s, and which has combined capital and surplus in excess of $500,000,000;

(e)	repurchase obligations for underlying securities of the types described in clauses (b), (c) and (d) entered into with any bank meeting the qualifications specified in clause (d) above;

(f)	commercial paper rated at the time of acquisition at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or, if both of the two named rating agencies cease publishing ratings of investments, carrying an equivalent rating by a nationally recognized rating agency, and in any case maturing within one year after the date of acquisition thereof;

(g)	interests in any investment company or money market fund which invests 90% or more of its assets in instruments of the type specified in clauses (a) through (f) above;

(h)	instruments equivalent to those referred to in clauses (a) through (g) above or interests in investment companies or funds equivalent to those referred to in clause (g) above denominated in euro or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(i)	solely with respect to any Subsidiary that is a captive insurance company, any investment that such captive insurance Subsidiary is not prohibited to make in accordance with Applicable Law.

“Cash Management Agreement” means any agreement to provide cash management services in Dollars or another currency as agreed upon from time to time by the parties to such agreement, including (x) treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements (other than those of the type described in clauses (y) and (z)), (y) supply chain finance services (including without limitation trade payable services and supplier accounts receivable services, but solely to the extent the Borrower has delivered prior written notice to the Administrative Agent as to such supply chain finance services), with a limit as it relates to any supply chain finance services, in an aggregate amount of up to $50,000,000 (or the equivalent in such other currency) and (z) letters of credit (other than the Letters of Credit) in an aggregate face amount of up to $15,000,000.

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“CFC Holdco” means a Subsidiary that has no material assets other than Equity Interests in (or Equity Interests in and Indebtedness owed by) Foreign Subsidiaries that are CFCs.

“Change in Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower; or

(b)           a “change of control” (or similar event) shall occur under any Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount.

Notwithstanding the preceding or any provision of Section 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) the right to acquire Equity Interests (as long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of Equity Interests will not cause a party to be a beneficial owner.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan, Term Loan, Extended Term Loan or Extended Revolving Credit Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment, Extended Revolving Credit Commitment or a Term Loan Commitment.

“Closing Date” means the date of this Agreement.

“Closing Date Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Closing Date Refinancing” has the meaning assigned thereto in Section 6.1(g)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets pledged or a Lien on which is granted or purported to be granted as collateral security for the Secured Obligations pursuant to the Security Documents; provided that in no event shall the term “Collateral” include any Excluded Property.

“Collateral Agreement” means the collateral agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” means any Person that is a bona fide business competitor of the Borrower or any of its Subsidiaries or the Target or any of its Subsidiaries.

“Compliance Certificate” means a certificate of the chief financial officer, the treasurer or other qualified or appropriate Responsible Officer of the Borrower substantially in the form attached as Exhibit F.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.9 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (iii) amortization of vendor hosted software implementation fees and Capitalized Software Expenditures and (iv) amortization of intangibles (including goodwill and organizational costs), in each case of such Person and its Subsidiaries for such period on a Consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries:

(a)            Consolidated Net Income for such period; plus

(b)            the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income (other than as set forth in clause (b)(vii)(B) and (b)(viii)) for such period:

(i)            Consolidated Interest Expense;

(ii)            expense for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination) franchise Taxes and excise Taxes;

(iii)            (A) Consolidated Depreciation and Amortization Expense, and (B) other non-cash charges or expenses, provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, (i) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent;

(iv)           any unusual and non-recurring losses (including losses from disposed, abandoned or discontinued operations); provided that the aggregate amount added pursuant to this clause (b)(iv) for any Reference Period (together with any amounts added pursuant to clauses (b)(vii) and (b)(xiv) below) shall in no event exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to any such add-backs pursuant to this clause (b)(iv));

(v)            all transaction fees, charges and other amounts related to the Transactions and any amendment or other modification to the Loan Documents, in each case to the extent paid within six (6) months of the Closing Date or the effectiveness of such amendment or other modification;

(vi)           all transaction fees, charges and other amounts (including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) in connection with any Permitted Acquisition or any other permitted Investment, Restricted Payment permitted hereunder, disposition, issuance or repurchase of Equity Interests permitted hereunder, the incurrence, amendment or waiver of Indebtedness permitted hereunder (other than those related to the Transactions or with respect to any amendment or modification of the Loan Documents), Asset Dispositions permitted hereunder, recapitalizations or breakage of any hedging agreement, in each case, whether or not consummated, in each case to the extent paid within six (6) months of the closing or effectiveness of such event or the termination or abandonment of such transaction, as the case may be;

(vii)          (A) other unusual and non-recurring cash expenses or charges, (B) the amount of any “run rate” synergies, operating expense reductions and other net cost savings and integration costs, in each case projected by the Borrower in connection with Permitted Acquisitions, Asset Dispositions (including the termination or discontinuance of activities constituting such business) and/or other operating improvement, restructuring, cost savings initiative or other similar initiative taken after the Closing Date that have been consummated during the applicable Reference Period (calculated on a Pro Forma Basis as though such synergies, expense reductions and cost savings had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions, and (C) the amount of any restructuring or similar charges, reserves, integration costs or other business optimization expenses or costs (including charges directly related to systems design, upgrade, establishment and implementation of cost-savings initiatives), including those related to severance, retention, completion, signing bonuses, relocation, recruiting, transition and other employee related costs, future lease commitments, lease breakage, vacant facilities and costs related to the opening and/or consolidation of facilities and exiting lines of business, costs related to customer disputes, distribution networks or sales channels, project start-up costs, integration and systems establishment costs, costs related to the improvement of IT (including vendor hosted software implementation and hosting fees) costs related to the closure or consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs or operational changes or improvements, in each case, whether or not consummated; provided that (i) such synergies, expense reductions and cost savings described in subclause (B) are reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of the Borrower and its Subsidiaries and have been determined by the Borrower in good faith to be reasonably anticipated to be realizable within 12 months following any such action as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (ii) no such amounts shall be added pursuant to this clause (b)(vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment, the definition of Pro Forma Basis or otherwise and (iii) the aggregate amount added pursuant to this clause (b)(vii) for any Reference Period (together with any amounts added pursuant to clause (b)(iv) above and clause (b)(xiv) below) shall in no event exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to any such add-backs pursuant to this clause (b)(vii));

(viii)         any adjustments consistent with Regulation S-X under the Securities Act or contained in any quality of earnings report made available to the Administrative Agent in connection with any Acquisition or other Investment permitted hereunder and conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big 4” accounting firms are acceptable));

(ix)            [reserved];

(x)             [reserved];

(xi)            [reserved];

(xii)           cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;

(xiii)          [reserved];

(xiv)          litigation related fees and expenses; provided that the aggregate amount added pursuant to this clause (b)(xiv) for any Reference Period (together with any amounts added pursuant to clauses (b)(iv) and (b)(vii) above) shall in no event exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to any such add-backs pursuant to this clause (b)(xiv)); less

(c)            the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(i)              interest income,

(ii)             federal, state, local and foreign income Tax credits of the Borrower and its Subsidiaries for such period (to the extent not netted from income Tax expense);

(iii)           any unusual and non-recurring gains;

(iv)           non-cash gains or non-cash items; and

(v)            any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (b)(iii) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any of its Subsidiaries during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of compliance with the financial covenants and the calculation of Consolidated Total Net Leverage Ratio and Consolidated Interest Coverage Ratio, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any of its Subsidiaries during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition). For purposes of this Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) all indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all purchase money Indebtedness, (c) all obligations to pay the deferred purchase price of property or services of any such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements has become due and payable and has not been paid within five (5) Business Days thereof), except trade payables arising in the ordinary course of business not more than one hundred eighty (180) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, (d) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP), (e) all drawn and unreimbursed obligations, contingent or otherwise, of any such Person relative to letters of credit, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, (f) all obligations of any such Person in respect of Disqualified Equity Interests which shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due, (g) all Guarantees of any such Person with respect to any of the foregoing and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Reference Period to (b) Consolidated Interest Expense for the most recently completed Reference Period.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements), less, without duplication, interest income for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded:

(a)            the net income (or loss) of any Person (other than a Subsidiary which shall, to the extent applicable, be subject to clause (c) below) in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period,

(b)           the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a),

(c)           net income (if positive), of any Non-Guarantor Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to a Credit Party of such net income is not at the time permitted by operation of the terms of its charter, any contractual arrangement or Applicable Law, in each case applicable to such Non-Guarantor Subsidiary (except to the extent permitted by Section 9.10(b)),

(d)           the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent such net income (or loss) is attributable to the minority interest in such Subsidiary,

(e)           the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(f)           effects of adjustments in the Borrower’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes,

(g)           any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments,

(h)           any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(i)           any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Borrower and its Subsidiaries or any of its direct or indirect parent entities or subsidiaries (including supplemental executive retirement plans)), rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of the Borrower, its Subsidiaries or any of its direct or indirect parent companies,

(j)           any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation,

(k)          at the election of the Borrower, any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(l)           any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, and

(m)         effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks,

In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, as set forth on the Consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered, calculated on a Pro Forma Basis after giving effect to any Acquisition or Asset Disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness on such date minus (ii) Unrestricted Cash and Cash Equivalents on such date in an aggregate amount not to exceed $75,000,000 to (b) Consolidated EBITDA for the most recently completed Reference Period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” has the meaning assigned thereto in the Collateral Agreement.

“Covered Party” has the meaning assigned thereto in Section 12.24(a).

“Credit Facilities” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility, and each individually, a “Credit Facility”.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debt Issuance” means the issuance or incurrence of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans or any Term Loan required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of participations in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Disposed EBITDA” means, with respect to any Person or business that is sold or disposed of in an Asset Disposition during any period, the amount for such period of Consolidated EBITDA of any such Person or business subject to such Asset Disposition (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith.

“Disposition” or “Dispose” means the sale, transfer, license, lease (as lessor) or other disposition (including any sale leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall be deemed not to include any issuance or sale by such Person of its Equity Interests or the making of any Restricted Payment by such Person.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations ((other than contingent indemnification obligations not then due and payable) and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations ((other than contingent indemnification obligations not then due and payable) and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means any Person that is (a) identified in writing by the Borrower to the Arrangers on May 20, 2025, (b) any other Person that is a Competitor that is identified by the Borrower in writing (i) to the Arrangers on or prior to May 15, 2025, or (ii) to the Administrative Agent, from time to time after the Closing Date or (c) any Affiliate of any Person referred to in clauses (a) or (b) above (other than, in the case of a Competitor, any of its Affiliates that is a bona fide debt fund) that is (x) reasonably identifiable as such an Affiliate solely on the basis of its name or (y) identified by the Borrower in writing (A) to the Arrangers, on or prior to May 15, 2025, or (B) to the Administrative Agent, from time to time after the Closing Date; provided, that (1) the list of Disqualified Institutions, including any updates thereto, shall be made available to the Lenders at all times, (2) the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest (or has a pending assignment or participation interest) in the Loans or Commitments to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation (or pending assignment or participation), as the case may be, (3) any identification of a person as a “Disqualified Institution” after the Closing Date shall become effective three (3) Business Days after the date of such written identification is delivered to the Administrative Agent and (4) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time (such notice shall become effective three (3) Business Days after delivery to the Administrative Agent, and shall not apply retroactively to disqualify the transfer of any Loans or Commitments hereunder that was effective prior to the effective date of such notice); provided further that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such Competitor or its Controlling owner and for which no personnel involved with the competitive activities of such Competitor or Controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Borrower and its Subsidiaries shall be deemed not to be a Competitor of the Borrower or any of its Subsidiaries.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“DQ List” means the list of Disqualified Institutions delivered to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 12.9(b)(v).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or (b) any Pension Plan that has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written allegations, notices of noncompliance or violation, third-party investigations or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all federal, foreign, state and local statutes, ordinances, codes, rules and regulations, permits, licenses, written approvals, and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means (a) any issuance by the Borrower of shares of its Equity Interests to any Person that is not a Credit Party (including in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Property” has the meaning assigned thereto in the Collateral Agreement.

“Excluded Subsidiary” means (a) each Foreign Subsidiary, (b) each Subsidiary that is a direct or indirect Subsidiary of a CFC, (c) each CFC Holdco, (d) any Subsidiary that is prohibited by Applicable Law or by any contractual obligation existing on the Closing Date or existing at the time of acquisition or formation of such Subsidiary after the Closing Date (and not incurred in contemplation of such acquisition or formation), or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guarantee (unless such consent, approval, license or authorization has been obtained) or where the provision of a Guarantee would result in material adverse Tax consequences as reasonably determined by the Borrower, in each case from Guaranteeing the Obligations, but only so long as such prohibition exists, (e) each Immaterial Subsidiary, (f) not-for-profit Subsidiaries, captive insurance Subsidiaries and special purpose entities, (g) subject to Section 11.9(d), any Subsidiary that is not a Wholly-Owned Subsidiary and (h) any other Subsidiary with respect to which the Administrative Agent and the Borrower mutually agree that the cost of providing a Guarantee would be excessive in relation to the benefit to be afforded thereby.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means (i) that certain Credit Agreement, by and among the Borrower, the lenders party thereto, and Wells Fargo, as agent for such lenders, dated December 19, 2022, and (ii) that certain Credit Agreement, by and among the Target, TerraSource Global Corporation, Elgin Power and Separation Solutions, LLC, Texas Capital Bank, and the other parties party thereto, dated January 13, 2023, in each case, as amended, amended and restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrower under the Existing Credit Agreements that is outstanding on the Closing Date and is listed on Schedule 1.1(b).

“Extended Revolving Credit Commitment” has the meaning assigned thereto in Section 5.16(a)(ii).

“Extended Revolving Credit Loans” has the meaning assigned thereto in Section 5.16(a)(ii).

“Existing Specified Obligations” means any bilateral, working capital or local facilities existing on the Closing Date and described in Schedule 1.1(c) hereto.

“Extended Term Loans” has the meaning assigned thereto in Section 5.16(a)(iii).

“Extending Revolving Credit Lender” has the meaning assigned thereto in Section 5.16(a).

“Extending Term Loan Lender” has the meaning assigned thereto in Section 5.16(a)(iii).

“Extension” has the meaning assigned thereto in Section 5.16(a).

“Extension Offer” has the meaning assigned thereto in Section 5.16(a).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means (a) the fee letter dated April 28, 2025, by and between the Borrower and the Arrangers (the “2025 Fee Letter”) and (b) any letter by and between the Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary, the Equity Interests of which are owned directly by one or more Credit Parties.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing.

“Floor” means a rate of interest equal to 0.00% per annum.

“Foreign Recipient” means a Recipient that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in each case, in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).

“Guarantors” means, collectively, (a) the Borrower (other than with respect to its own Obligations), (b) the Subsidiaries of the Borrower listed on Schedule 7.1 that are identified as a “Guarantor” and (c) each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 8.14.

“Guaranty Agreement” means the unconditional guaranty agreement dated as of the Closing Date, executed by the Guarantors in favor of the Administrative Agent, for the benefit and the Secured Parties.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, per- or polyfluoroalkyl substances, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Immaterial Subsidiary” means any Subsidiary (a) which generated less than five percent (5%) of Consolidated EBITDA of the Borrower and its Subsidiaries for the preceding twelve (12) month period or (b) which had less than five percent (5%) of Consolidated Total Assets of the Borrower and its Subsidiaries, in each case, as reflected on the most recent financial statements delivered pursuant to Section 8.1 prior to such date (or, in the case of any determination made prior to the first date financial statements have been delivered, determined pursuant to the most recent financial statements delivered pursuant to Section 6.1(e)); provided that no Subsidiary shall be excluded as an Immaterial Subsidiary until, and for so long as, the Borrower shall have designated such Subsidiary’s status as such in writing to the Administrative Agent; provided, further, that no Subsidiary shall be excluded as an Immaterial Subsidiary if (i) the Consolidated EBITDA of such Subsidiary, taken together with the Consolidated EBITDA of all other Subsidiaries then designated as Immaterial Subsidiaries, exceeds ten percent (10%) of Consolidated EBITDA of the Borrower and its Subsidiaries or (ii) the Consolidated Total Assets of such Subsidiary, taken together with the Consolidated Total Assets of all other Subsidiaries then designated as Immaterial Subsidiaries, exceeds ten percent (10%) of Consolidated Total Assets of the Borrower and its Subsidiaries.

“Increase Effective Date” has the meaning assigned thereto in Section 5.13(c).

“Incremental Amendment” has the meaning assigned thereto in Section 5.13(f).

“Incremental Facilities Limit” means, as of any date of determination, an aggregate principal amount not to exceed $150,000,000 less the total aggregate principal amount (as of the date of incurrence thereof) of all previously incurred Incremental Increases.

“Incremental Increase” has the meaning assigned thereto in Section 5.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 5.13(b).

“Incremental Revolving Credit Facility Increase” has the meaning assigned thereto in Section 5.13(a).

“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 5.13(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)            all indebtedness of such Person for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, of such Person;

(b)            all obligations of such Person to pay the deferred purchase price of property or services of such Person (including all payment obligations under non-competition, earn-out or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out or similar agreements becomes a liability on the balance sheet of such Person in accordance with GAAP), except trade payables arising in the ordinary course of business not more than one hundred eighty (180) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)            the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)            [reserved];

(e)            all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)             all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person;

(g)            all obligations of such Person in respect of Disqualified Equity Interests;

(h)            all net obligations of such Person under any Hedge Agreements; and

(i)             all Guarantees of such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, if such Indebtedness shall not have been assumed by such Person or is limited in recourse to the assets securing such Lien, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date (as determined in good faith by the Borrower) and (y) the amount of such Indebtedness as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of obligations in respect of any Disqualified Equity Interests shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 12.3(b).

“Information” has the meaning assigned thereto in Section 12.10.

“Initial Issuing Lender” means collectively, Wells Fargo, JPMorgan Chase Bank, N.A. and Citibank, N.A and each individually, an “Initial Issuing Lender”.

“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 4.1.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Intellectual Property” has the meaning assigned thereto in the Collateral Agreement.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Applicable Maturity Date and (b) as to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Applicable Maturity Date.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)             the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)             if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)             any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)             no Interest Period shall extend beyond the Applicable Maturity Date and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9;

(e)             there shall be no more than eight (8) Interest Periods in effect at any time; and

(f)             no tenor that has been removed from this definition pursuant to Section 5.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Investment ” means with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Persons (including Affiliates).

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) the Initial Issuing Lenders and (ii) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit (in each case, through itself or through one of its designated branch offices or affiliates); provided that the total number of Issuing Lenders shall not exceed four (4).

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit I hereto or such other form as may be approved by the Administrative Agent and the Borrower.

“Junior Indebtedness” means, with respect to the Borrower and its Subsidiaries, any (a) Subordinated Indebtedness, (b) Indebtedness secured by Liens that are junior to the Liens on the Collateral securing the Secured Obligations and (c) unsecured Indebtedness for borrowed money, in each case with an aggregate outstanding principal amount in excess of the Threshold Amount.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for the Initial Issuing Lenders, the amount set forth opposite the name of such Initial Issuing Lender on Schedule 1.1(a) and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“LCA Test Date” has the meaning assigned thereto in Section 1.10(a).

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letter of Credit Application” means an application requesting the applicable Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.

“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time.

“Letters of Credit” means the collective reference to (a) the Existing Letters of Credit and (b) any letters of credit issued pursuant to Section 3.1.

“Leverage Ratio Increase” has the meaning assigned thereto in Section 9.15(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Limited Condition Acquisition” means any Acquisition or other Investment that (a) is not prohibited hereunder, (b) is not conditioned on the availability of, or on obtaining, third-party financing and (c) is completed within six (6) months of the execution of the definitive purchase agreement for such Acquisition or other Investment.

“Loan Documents” means, collectively, this Agreement, each Note (if any), the Letter of Credit Documents, the Security Documents, the Guaranty Agreement, the Fee Letters and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loans and the Swingline Loans, and “Loan” means any of such Loans.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (i) on the Closing Date, a “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on April 28, 2025) and (ii) after the Closing Date, a material adverse effect on (a) the business, assets, financial condition or results of operations of such Persons, taken as a whole, (b) the rights and remedies (taken as a whole) of the Administrative Agent or any Lender under any Loan Document, (c) the legality, validity, binding effect or enforceability against the Credit Parties of the Loan Documents or (d) the ability of the Borrower and the Guarantors (taken as a whole) to perform their material obligations under the Loan Documents.

“Material Intellectual Property” means any Intellectual Property owned by any Credit Party that is material to the business of the Credit Parties and their Subsidiaries taken as a whole (as determined by the Borrower in good faith).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 10.2(b), an amount equal to 103% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Minimum Extension Condition” has the meaning assigned thereto in Section 5.16(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years, or to which any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, all cash and Cash Equivalents received by any Credit Party or any of its Subsidiaries therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than Indebtedness under the Loan Documents) secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP or as otherwise required pursuant to the documentation with respect to such Asset Disposition or Insurance and Condemnation Event, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 60 days after, the date of such sale or other disposition and (D) for the payment of indemnification obligations; provided that, to the extent and at the time any such amounts are released from such reserve and received by such Credit Party or any of its Subsidiaries, such amounts shall constitute Net Cash Proceeds, and (b) with respect to any Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders or the Required Facility Lenders, as applicable.

“Non-Credit Party Investment Cap” means, as of any date of determination, an amount equal to (a) the greater of (i) $105,000,000 and (ii) 7.5% of Consolidated Total Assets as of the last day of the most recently ended Reference Period minus (b) the aggregate amount of Investments made by any Credit Party in Non-Guarantor Subsidiaries after the Closing Date pursuant to (i) Section 9.3(c), (ii) Section 9.3(i)(ii) and (iii) Section 9.3(o) (it being understood that the amount of any such Investments shall be measured in accordance with the last paragraph to Section 9.3).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is not Wholly-Owned.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Loan Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest is an allowed or allowable claim in such proceeding) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Issuing Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Outbound Investment Rules” shall mean the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned thereto in Section 12.9(d).

“Participant Register” has the meaning assigned thereto in Section 12.9(d).

“Patents” has the meaning assigned thereto in the Collateral Agreement.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 11.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any “employee pension benefit plan” as defined in ERISA Section 3(2), other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded, or administered for the employees of any Credit Party or any ERISA Affiliate, or (b) has at any time within the preceding five (5) years been maintained, funded, or administered for the employees of any Credit Party or any ERISA Affiliate.

“Permitted Acquisition” means (a) the Closing Date Acquisition, and (b) any other Acquisition that meets all of the following requirements (unless waived by the Required Lenders), which in the case of a Limited Condition Acquisition shall be subject to Section 1.10:

(i)            no less than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such Acquisition;

(ii)            the board of directors or other similar governing body of the Person to be acquired shall have approved such Acquisition;

(iii)           the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11 or, in the case of an Acquisition of assets, the assets acquired are useful in the business of the Borrower and its Subsidiaries as conducted immediately prior to such Acquisition or permitted pursuant to Section 9.11;

(iv)           if such Acquisition is a merger or consolidation, the Borrower or a Subsidiary of the Borrower shall be the surviving Person, and such surviving Person shall become, if required, a Guarantor in accordance with Section 8.14; and no Change in Control shall have been effected thereby;

(v)            the Borrower shall be in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with each covenant contained in Section 9.15 giving effect to any Leverage Ratio Increase then in effect pursuant to Section 9.15(a), and, if the Permitted Acquisition Consideration for any such Acquisition (or series of related Acquisitions) exceeds $50,000,000 in the aggregate, no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent), the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating such compliance;

(vi)           no Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Acquisition; and

(vii)          if the Permitted Acquisition Consideration for any such Acquisition (or series of related Acquisitions) exceeds $50,000,000 in the aggregate, the Borrower shall have (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other Acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests of the Borrower, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable documentation executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend or replace outstanding Indebtedness (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement, except by an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement; (b) the final stated maturity and Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness and such Refinancing Indebtedness does not require any scheduled payment of principal, mandatory repayment, redemption or repurchase that is more favorable to the holders of the Refinancing Indebtedness than the corresponding terms (if any) of the Refinanced Indebtedness (including by virtue of such Refinancing Indebtedness participating on a greater basis in any mandatory repayment, redemption or repurchase as compared to the Refinanced Indebtedness, but excluding any scheduled payment of principal, mandatory repayment, redemption or repurchase occurring on or after the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments); (c) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement; (d) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement; (e) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens securing the Collateral pursuant to the Security Documents), such refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness shall be subordinated to the Liens securing the Collateral pursuant to the Security Documents) on terms at least as favorable to the Lenders as those contained in the documentation governing such Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent; and (f) the covenants with respect to such Refinancing Indebtedness, when taken as a whole, are not materially more restrictive to the Borrower and its Subsidiaries than those in the Refinanced Indebtedness (taken as a whole).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the first anniversary of the date on which such Permitted Acquisition is consummated.

“Pledged Equity Interests” has the meaning assigned thereto in the Collateral Agreement.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Adjustment” means, for any Reference Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower and its Subsidiaries, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business to the extent the aggregate consideration paid in connection with such acquisition was less than $50,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Reference Period, or such additional costs, as applicable, will be incurred during the entirety of such Reference Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Reference Period.

“Pro Forma Basis” means:

(a)             for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that (i) such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement, (ii) there shall be included in determining Consolidated EBITDA for such period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Borrower or such Subsidiary during such period, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition) and (iii) there shall be excluded in determining Consolidated EBITDA for such period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, disposed of by the Borrower or any Subsidiary during such period in connection with a Specified Disposition or discontinuation of operations, based on the Disposed EBITDA of such disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such disposition or discontinuation); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Consolidated EBITDA; and

(b)            in the event that the Borrower or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of the Borrower and its Subsidiaries have been delivered to the Administrative Agent hereunder.

“Register” has the meaning assigned thereto in Section 12.9(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” means, with respect to any Person (or all, as the context may require), such Person’s (or their) respective Affiliates and controlling persons and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and other representatives of such Person and of such Person’s Affiliates or controlling persons, and in the case of agents, advisors and other representatives, to the extent acting on behalf of, or at the express instructions of, such Person, Affiliate or controlling persons.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 11.6(b).

“Representatives” has the meaning assigned thereto in Section 12.10.

“Required Facility Lenders” means (a) for the Revolving Credit Facility, the Required Revolving Credit Lenders or (b) for the Term Loan Facility, the Required Term Loan Lenders, as applicable.

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having unused Revolving Credit Commitments and Revolving Credit Exposure representing more than fifty percent (50%) of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposure of all Revolving Credit Lenders. The unused Revolving Credit Commitment of, and Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Revolving Credit Lenders at any time.

“Required Term Loan Lenders” means, at any time, Lenders having outstanding Term Loans, representing more than fifty percent (50%) of the sum of the aggregate outstanding Term Loans at such time. The outstanding Term Loans of any Defaulting Lender shall be disregarded in determining Required Term Loan Lenders at any time.

“Resignation Effective Date” has the meaning assigned thereto in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower or such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means (a) any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, (b) the making of any distribution of cash, property or assets to the holders of any Equity Interests of any Credit Party or any Subsidiary thereof on account of such Equity Interests or (c) any voluntary or optional prepayment of principal, interest, premium (if any) on, optional or voluntary redemption, purchase, retirement, defeasance, sinking fund or similar optional or voluntary payment (other than with Revolving Credit Loans or the proceeds of any Permitted Refinancing Indebtedness) with respect to, any Junior Indebtedness.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $250,000,000. The Revolving Credit Commitment of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a). The Revolving Credit Commitment of any Lender shall include any commitment increase pursuant to Incremental Revolving Credit Facility Increases of such Lender and any Extended Revolving Credit Commitment of such Lender.

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a).

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase thereof established pursuant to Section 5.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, all Lenders having Revolving Credit Exposure.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and “Revolving Credit Loans” means all such revolving loans, collectively, as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) July 1, 2030, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a); provided that the Revolving Credit Maturity Date applicable to Extended Revolving Credit Commitments shall be the final maturity date specified in the relevant documentation for such Extended Revolving Credit Commitments.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, Venezuela, Crimea, the so called Donetsk and Luhansk People’s Republic, or the nongovernment controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, or any other relevant Sanctions authority, including the United Nations Security Council, the European Union, any European member state, or His Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned fifty percent (50%) or more or controlled by, any such Person or Persons described in foregoing clauses (a) and (b).

“Sanctions” means any and all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or any other relevant sanctions Governmental Authority, including, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means (a) any Cash Management Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Cash Management Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Cash Management Agreement is entered into.

“Secured Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Secured Cash Management Agreement.

“Secured Hedge Agreement” means (a) any Hedge Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Hedge Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Hedge Agreement is entered into.

“Secured Hedge Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Secured Hedge Agreement; provided that the “Secured Hedge Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“Secured Obligations” means, collectively, (a) the Obligations, (b) any Secured Hedge Obligations, (c) any Secured Cash Management Obligations and (d) the Existing Specified Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the holders of any Secured Hedge Obligations, the holders of any Secured Cash Management Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Security Documents” means the collective reference to the Collateral Agreement and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

“Seller” shall have the meaning assigned to such term in the recitals hereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a Consolidated basis, exceeds, on a Consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a Consolidated basis, taken as a whole, is greater than the amount that will be required to pay the probable liability, on a Consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) such Person and its Subsidiaries, on a Consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a Consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450.

“Specified Disposition” means any Asset Disposition having gross sales proceeds in excess of the Threshold Amount.

“Specified Event of Default” means any Event of Default under any of Section 10.1(a), 10.1(b), 10.1(i) or 10.1(j).

“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 7.1(a) (solely as it relates to valid existence and good standing), 7.3 (solely as it relates to the entering into and performance of the Loan Documents), 7.4(b), 7.10, 7.11, 7.16 (after giving effect to the Transactions) and 7.19(d) of this Agreement and Section 4(c) of the Collateral Agreement (subject to the last paragraph of Section 6.1).

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition, (c) any other permitted Investment and (d) the Transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subject to customary subordination terms and conditions as determined by the Borrower in good faith or such other terms reasonably acceptable to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower. “Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo (or any of its designated branch offices or affiliates) in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(iii).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Target” shall have the meaning assigned to such term in the recitals hereto.

“Target Representations” shall mean the representations and warranties made by the Target and/or the Seller or their respective Subsidiaries or Affiliates or with respect to the Target, its Subsidiaries or its business in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower or its Affiliates has the right to terminate its or their respective obligations under the Acquisition Agreement or otherwise decline to close the Closing Date Acquisition as a result of a breach of any such representations and warranties or any such representations and warranties not being accurate (in each case, determined without regard to any notice requirement)).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a) from time to time, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans. The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Term Loan Lenders on the Closing Date shall be $350,000,000. The Term Loan Commitment of each Term Loan Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a).

“Term Loan Facility” means the term loan facility established pursuant to Article IV, any Incremental Term Loan established pursuant to Section 5.13, and each term loan facility providing for the borrowing of Extended Term Loans.

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans, and unless the context shall otherwise require, the Incremental Lenders holding any Incremental Term Loans.

“Term Loan Maturity Date” means the earliest to occur of (a) July 1, 2030, and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans. The Term Loan Percentage of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a).

“Term Loans” means, collectively, the Initial Term Loans, any Incremental Term Loans and any Extended Term Loans, and “Term Loan” means any of such term loans, as the context requires.

“Term SOFR” means,

(a)             for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan that bears interest at a rate based on Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means the occurrence of any of the following: (a) a “Reportable Event” described in Section 4043 of ERISA, other than those events as to which the PBGC by regulation waived the requirements that it be notified within 30 days of the occurrence of such event, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would reasonably be expected to constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), or (j)  any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Threshold Amount” means $35,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Trade Date” has the meaning assigned thereto in Section 12.9(b)(i).

“Trademarks” has the meaning assigned thereto in the Collateral Agreement.

“Transaction Documents” shall mean the Acquisition Agreement and the Loan Documents.

“Transaction Expenses” shall mean any fees, expenses and costs incurred or paid by the Borrower or any of its Subsidiaries in connection with (i) the Transactions, this Agreement or the other Transaction Documents and (ii) the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Closing Date Acquisition; (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial Extensions of Credit and the use of proceeds thereof; (c) the consummation of the Closing Date Refinancing and (d) the payment of the Transaction Expenses.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“United States Person” shall mean any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries and (b) cash and Cash Equivalents of the Borrower and its Subsidiaries that are restricted in favor of the Secured Obligations, any Junior Indebtedness and/or other permitted pari passu or junior secured Indebtedness (to the extent such cash and Cash Equivalents also constitute Collateral under the Security Documents), in each case held in or credited to bank accounts or securities accounts located in the United States; provided that the proceeds of any Indebtedness incurred substantially concurrently with the determination of such amount shall be excluded.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.4(c), 4.4(a) and 5.2, in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2      Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3      Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(e)(i) and Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements.

SECTION 1.4      UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5      Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6      References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by (or are consented to under) any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8      Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

SECTION 1.9      Covenant Compliance Generally. For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a) or Section 6.1(e)(i), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

SECTION 1.10    Limited Condition Acquisitions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition or Investment is a Limited Condition Acquisition and that the Borrower wishes to test the conditions to such Acquisition or Investment and the Indebtedness that is to be used to finance such Acquisition or Investment in accordance with this Section 1.10, then, so long as agreed to by the Administrative Agent and the lenders providing such Indebtedness, the following provisions shall apply:

(a)            any condition to such Limited Condition Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Acquisition or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition (the “LCA Test Date”) and (ii) no Specified Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Acquisition and any Indebtedness incurred in connection therewith (including any such additional Indebtedness);

(b)            any condition to such Limited Condition Acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Acquisition or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCA Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Acquisition, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Acquisition as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) the Specified Representations shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c)            any financial ratio test or condition to be tested in connection with such Limited Condition Acquisition and the availability of such Indebtedness will be tested as of the LCA Test Date, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Acquisition and (ii) if any of such ratios are exceeded or conditions are not met following the LCA Test Date, but prior to the closing of such Limited Condition Acquisition, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;

(d)            except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 9.15 shall, in each case be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested.

SECTION 1.11    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.12    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.13    Classification and Reclassification.

(a)            It is understood and agreed that any Lien, Asset Disposition, Restricted Payment, Indebtedness, Investment, Acquisition, Affiliate transaction or prepayment of Indebtedness need not be permitted solely by reference to one category of Permitted Lien, Asset Disposition, Restricted Payment, Indebtedness, Investment, Acquisition, Affiliate transaction or prepayment of Indebtedness under Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6 and 9.7, respectively, but may instead be permitted in part under any combination thereof (it being understood that the Borrower may utilize amounts under any category that is subject to any financial ratio or test, including the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio or Consolidated Total Assets, prior to amounts under any other category). For purposes of determining compliance at any time with Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6 and 9.7, in the event that any Asset Disposition, Restricted Payment, Indebtedness, Investment, Acquisition, Affiliate transaction or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6 and 9.7, the Borrower, in its sole discretion, may, subject to clause (b) below, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

(b)            Notwithstanding anything set forth herein to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio or Consolidated Total Assets) (any such provision, “Fixed Amount Baskets”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement in the same covenant that requires compliance with a financial ratio or test (including, the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio or Consolidated Total Assets) (any such provision, the “Incurrence-Based Baskets”), it is understood and agreed that (i) the amount relying upon any Fixed Amount Basket shall be disregarded in the calculation of the financial ratio or test applicable to any Incurrence-Based Basket, but giving full pro forma effect to all applicable and related transactions, and (ii) thereafter, the incurrence of any amounts or entry into (or consummation of) any transactions relying on any Fixed Amount Basket shall be calculated; provided that reclassification shall only be permitted between baskets within the same particular covenant.

ARTICLE II

Revolving Credit Facility

SECTION 2.1      Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a)  the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2      Swingline Loans.

(a)            Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.

(b)            Refunding.

(i)            The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)           The Borrower shall pay to the Swingline Lender on demand, and in any event on the Revolving Credit Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.

(iii)          If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv)          Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v)           If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.

(c)            Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 2.3      Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)            Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) U.S. Government Securities Business Days before each Term SOFR Loan, of its intention to borrow; provided, however, that it is agreed and understood that the Notice of Borrowing in respect of borrowings to be made on the Closing Date may be delivered not later than 11:00 a.m. at least one (1) U.S. Government Securities Business Day the Business Day immediately preceding the Closing Date, in each case, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to Term SOFR Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment or the Swingline Commitment, as applicable), (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a Term SOFR Loan or a Base Rate Loan, and (E) in the case of a Term SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)            Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3(b) in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3(b) to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4      Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)            Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)           Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, as a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(c)            Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and each Swingline Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each Term SOFR Loan, in each case, specifying the date and amount of prepayment and whether the prepayment is of Term SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Term SOFR Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Revolving Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d)           Prepayment of Excess Proceeds. In the event proceeds remain after the prepayments of the Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrower.

(e)            Limitation on Prepayment of Term SOFR Loans. The Borrower may not prepay any Term SOFR Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(f)            Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section 2.4 shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.5      Permanent Reduction of the Revolving Credit Commitment.

(a)            Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Revolving Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b)            [Reserved].

(c)            Corresponding Payment. Each permanent reduction permitted pursuant to this Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations or other arrangements satisfactory to the respective Issuing Lenders) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any Term SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6      Termination of Revolving Credit Facility. Unless extended pursuant to the terms of this Agreement, the Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

Letter of Credit Facility

SECTION 3.1      L/C Facility.

(a)            Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in Dollars in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifteenth (15th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the L/C Obligations would exceed the L/C Sublimit or (iii) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.

(b)            Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date, and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), be subject to the ISP as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or request that such Issuing Lender refrain from, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 6.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Credit Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 5.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. An Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(c)            Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2      Procedure for Issuance and Disbursement of Letters of Credit.

(a)            The Borrower may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may request, not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (iii) the amount of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (vi) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

(b)            The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the L/C Participants with respect to such payment.

SECTION 3.3      Commissions and Other Charges.

(a)            Letter of Credit Commissions. Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are Term SOFR Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b)            Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender. For the avoidance of doubt, such issuance fee shall be applicable to and paid upon each of the Existing Letters of Credit.

(c)            Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable on written demand and are nonrefundable.

SECTION 3.4      L/C Participations.

(a)            Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)            Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section 3.4, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)            Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.

(d)            Each L/C Participant’s obligation to make the Revolving Credit Loans and to purchase participating interests pursuant to this Section 3.4 or Section 3.5, as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3.5      Reimbursement. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in immediately available funds, the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (to the extent invoices therefor have been provided by such Issuing Lender to the Borrower). Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the amount (without regard to the minimum and multiples specified in Section 2.3(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (to the extent invoices therefor have been provided by such Issuing Lender to the Borrower), and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full.

SECTION 3.6      Obligations Absolute.

(a)            The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:

(i)             any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;

(ii)             the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(v)            any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or

(vi)            any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(b)            The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

(c)            In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

(d)            Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

SECTION 3.7      Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8      Removal and Resignation of Issuing Lenders.

(a)            The Borrower may at any time remove any Lender from its role as an Issuing Lender hereunder upon not less than thirty (30) days’ prior notice to such Issuing Lender and the Administrative Agent (or such shorter period of time as may be acceptable to such Issuing Lender and the Administrative Agent).

(b)            Any Issuing Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.

(c)            Any removed or resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its removal or resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the removal or resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such removed or resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed or resigned Issuing Lender and outstanding at the time of such removal or resignation, or make other arrangements satisfactory to the removed or resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the removed or resigned Issuing Lender with respect to any such Letters of Credit.

(d)            Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit under this Agreement and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date by such Initial Issuing Lender, (ii) each such Existing Letter of Credit shall be included in the calculation of L/C Obligations and Revolving Credit Exposure, (iii) the issuer thereof shall be deemed to be the Issuing Lender with respect to such Existing Letter of Credit and (iv) all liabilities of the Borrower and the other Credit Parties with respect to such Existing Letters of Credit shall constitute L/C Obligations.

SECTION 3.9      Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth (5th) Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section 3.9, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.

SECTION 3.10      Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 3.11      Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

ARTICLE IV

Term Loan Facility

SECTION 4.1      Initial Term Loan. Subject solely to the terms and conditions expressly set forth in Section 6.1 hereof (including, for the avoidance of doubt, the last paragraph thereof), each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower in Dollars on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 4.2      Procedure for Advance of Term Loans.

(a)            Initial Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing requesting that the Term Loan Lenders make the Initial Term Loan on the Closing Date prior to 11:00 a.m. (i) in the case of a Base Rate Loan, on the Closing Date and (ii) in the case of a Term SOFR Loan, at least one (1) U.S. Government Securities Business Day prior to the Closing Date. Any Notice of Borrowing shall specify (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, (C) whether such Term Loan is to be a Term SOFR Loan or a Base Rate Loan and (D) in the case of a Term SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Term Loan in a Notice of Borrowing, then the applicable Term Loan shall be made as a Base Rate Loan. If the Borrower requests a borrowing of a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b)            Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 5.13.

SECTION 4.3      Repayment of Term Loans.

(a)            Initial Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing on September 30, 2025 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:

PAYMENT DATE	PRINCIPAL INSTALLMENT
September 30, 2025	$4,375,000.00
December 31, 2025	$4,375,000.00
March 30, 2026	$4,375,000.00
June 30, 2026	$4,375,000.00
September 30, 2026	$4,375,000.00
December 31, 2026	$4,375,000.00
March 30, 2027	$4,375,000.00
June 30, 2027	$4,375,000.00
September 30, 2027	$6,562,500.00
December 31, 2027	$6,562,500.00
March 30, 2028	$6,562,500.00
June 30, 2028	$6,562,500.00
September 30, 2028	$8,750,000.00
December 31, 2028	$8,750,000.00
March 30, 2029	$8,750,000.00
June 30, 2029	$8,750,000.00
September 30, 2029	$8,750,000.00
December 31, 2029	$8,750,000.00
March 30, 2030	$8,750,000.00
June 30, 2030	$8,750,000.00

If not paid sooner, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(b)            Incremental Term Loans. The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 5.13.

SECTION 4.4      Prepayments of Term Loans.

(a)            Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, except as set forth in Section 5.9, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each Term SOFR Loan, specifying the date and amount of prepayment, whether the prepayment is of Term SOFR Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each and whether the prepayment is of the Initial Term Loan, an Incremental Term Loan or a combination thereof and, if of a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof) and shall be applied to prepay the Initial Term Loan and, if applicable, any Incremental Term Loans, on a pro rata basis (each such prepayment to be applied to reduce the scheduled principal amortization payments under Section 4.3(a) as directed by the Borrower). Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Term Loan Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9.

(b)            Mandatory Prepayments.

(i)            Debt Issuances. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 9.1. Such prepayment shall be made within five (5) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii)           Asset Dispositions and Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iv) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Asset Disposition permitted pursuant to clause (w) of Section 9.5 or (B) any Insurance and Condemnation Event, to the extent that the aggregate amount of such Net Cash Proceeds, in the case of each of clauses (A) and (B), respectively, exceed $25,000,000 during any Fiscal Year. Such prepayments shall be made within five (5) Business Days after the date of receipt of the Net Cash Proceeds; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower intends to reinvest in accordance with Section 4.4(b)(iii).

(iii)          Reinvestment Option. With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition or any Insurance and Condemnation Event by any Credit Party of any Subsidiary thereof (in each case, to the extent not excluded pursuant to Section 4.4(b)(ii)), at the option of the Borrower, the Credit Parties may reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Credit Parties and their Subsidiaries within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if such Credit Party enters into a bona fide commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (A) twelve (12) months following receipt thereof and (B) six (6) months of the date of such commitment; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the applicable Credit Party reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 4.4(b); provided further that any Net Cash Proceeds of Collateral shall be reinvested in assets constituting Collateral. Pending the final application of any such Net Cash Proceeds, the applicable Credit Party may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(iv)          Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) and (ii) above, the Borrower shall promptly deliver notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Term Loans under this Section 4.4 shall be applied as follows: first, between the Initial Term Loans and (unless otherwise agreed to by the applicable Incremental Lenders) any Incremental Term Loans, to reduce, in direct order of maturity, the first eight scheduled amortization payments due pursuant to Section 4.3 and, thereafter, on a pro rata basis, the remaining scheduled principal installments due pursuant to Section 4.3 and (ii) second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(d), without a corresponding reduction in the Revolving Credit Commitment.

(v)           Notwithstanding any other provisions of this Section 4.4 to the contrary, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Disposition by a Foreign Subsidiary would otherwise be required to be applied pursuant to Section 4.4(b)(ii) but is prohibited, restricted or delayed by applicable local law from being repatriated to the United States (as determined in good faith by the Borrower), an amount equal to such portion of such Net Cash Proceeds will not be required to be applied to repay Term Loans at the times provided in Section 4.4(b)(ii) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds to be applied pursuant to Section 4.4(b)(ii) would have a material adverse tax consequence to the Borrower or its Subsidiaries as determined in good faith by the Borrower, an amount equal to such portion of such Net Cash Proceeds will not be required to be applied to repay Term Loans at the times provided in Section 4.4(b)(ii) (the Borrower hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Borrower that are reasonably required to eliminate such tax effects).

(vi)          No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section 4.4 may not be reborrowed.

ARTICLE V

General Loan Provisions

SECTION 5.1      Interest.

(a)            Interest Rate Options. Subject to the provisions of this Section 5.1, at the election of the Borrower, (i) Revolving Credit Loans and Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) Term SOFR plus the Applicable Margin and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b)            Default Rate. Subject to Section 10.3, (i)  immediately upon the occurrence and during the continuance of a Specified Event of Default or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request Term SOFR Loans, Swingline Loans or Letters of Credit, (B) all outstanding Term SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Term SOFR Loans until the end of the applicable Interest Period and thereafter at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c)            Interest Payment and Computation. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date; provided that (i) in the event of any repayment or prepayment of any Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d)            Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 5.2      Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more Term SOFR Loans and (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding Term SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the Term SOFR Loans then outstanding) into Base Rate Loans (other than Swingline Loans) or (ii) continue any such Term SOFR Loans as Term SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m., at least three (3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, specifying (A) the Loans to be converted or continued, and in the case of any Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) in the case of any Term SOFR Loan, the Interest Period to be applicable to such converted or continued Term SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to a Term SOFR Loan prior to the end of the Interest Period therefor, then the applicable Term SOFR Loans shall be automatically continued as, or converted to, a Term SOFR Loan with an Interest Period of one month. Any such automatic conversion to a one month Term SOFR Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loan. If the Borrower requests a conversion to, or continuation of, a Term SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Term SOFR Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3      Fees.

(a)            Commitment Fee. Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the applicable amount for Commitment Fees as set forth in the definition of Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided that (a) the Commitment Fee shall be based on Pricing Level III until the Calculation Date for the first full fiscal quarter occurring after the Closing Date and (b) that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2025, and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due and payable) arising under the Revolving Credit Facility shall have been paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b)            [Reserved].

(c)            Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the 2025 Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4      Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definitions of Interest Period and Interest Payment Date, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

SECTION 5.5      Evidence of Indebtedness.

(a)            Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Loan Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)            Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6      Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)            the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7      Administrative Agent’s Clawback.

(a)            Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)            Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(c)            Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section 5.7, Section 5.11(e), Section 11.12, Section 12.3(c) or Section 12.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8      Changed Circumstances.

(a)            Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a Term SOFR Loan, shall be suspended (to the extent of the affected Term SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.

(b)            Laws Affecting Term SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Term SOFR Loan, or to determine or charge interest based upon the Term SOFR Reference Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to convert any Loan to a Term SOFR Loan or continue any Loan as a Term SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.

(c)            Benchmark Replacement Setting.

(i)            Benchmark Replacement.

(A)            Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.8(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(B)            No Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 5.8(c).

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.8(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.8(c).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 5.9      Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term SOFR Loan, (b)  any failure of the Borrower to borrow or continue a Term SOFR Loan or convert to a Term SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any Term SOFR Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.4(c) or Section 4.4(a) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any Term SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.12(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 5.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.10      Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section 5.10 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section 5.10 shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section 5.10 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Survival. All of the obligations of the Credit Parties under this Section 5.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.11    Taxes.

(a)            Defined Terms. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.11), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Recipients.

(i)            Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)            Without limiting the generality of the foregoing:

(A)            any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Recipient is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Recipient is a partnership and one or more direct or indirect partners of such Foreign Recipient are claiming the portfolio interest exemption, such Foreign Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Recipient shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 5.11(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

Each Lender authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.11(g).

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12      Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)             the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with Applicable Law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 5.12 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

(c)            Selection of Lending Office. Subject to Section 5.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

SECTION 5.13      Incremental Increases.

(a)            Request for Incremental Increase. At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request (i) one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make one or more additional term loans, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the existing tranche of Term Loans with the latest scheduled maturity date (any such additional term loan, an “Incremental Term Loan”) and/or (ii) one or more increases in the Revolving Credit Commitments (each, a “Incremental Revolving Credit Facility Increase” and, together with the Incremental Term Loan Commitments and Incremental Term Loans, the “Incremental Increases”); provided that (A) the aggregate initial principal amount of such requested Incremental Increase shall not exceed the Incremental Facilities Limit, (B) any such Incremental Increase shall be in a minimum amount of $5,000,000 (or such lesser amount as agreed to by the Administrative Agent) or, if less, the remaining amount of the Incremental Facilities Limit, (C) no Lender will be required or otherwise obligated to provide any portion of such Incremental Increase and (D) no more than five (5) Incremental Increases shall be permitted to be requested during the term of this Agreement.

(b)            Incremental Lenders. Each notice from the Borrower pursuant to this Section 5.13 shall set forth the requested amount and proposed terms of the relevant Incremental Increase. Incremental Increases may be provided by any existing Lender or by any other Persons (each such Lender or other Person, an “Incremental Lender”); provided that the Administrative Agent, each Issuing Lender and/or the Swingline Lender, as applicable, shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Incremental Lender’s providing such Incremental Increases to the extent any such consent would be required under Section 12.9(b) for an assignment of such Loans or Commitments, as applicable, to such Incremental Lender. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders (or such shorter period as agreed to by the Administrative Agent). Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period, whether it agrees to provide an Incremental Increase and, if so, whether by an amount equal to, greater than, or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.

(c)            Increase Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof). The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increases and the Increase Effective Date.

(d)            Terms of Incremental Increases. The terms of each Incremental Increase (which shall be set forth in the relevant Incremental Amendment) shall be determined by the Borrower and the applicable Incremental Lenders; provided that:

(i)            in the case of each Incremental Term Loan:

(A)            the maturity of any such Incremental Term Loan shall not be earlier than the Term Loan Maturity Date in effect as of the Increase Effective Date and the Weighted Average Life to Maturity of any such Incremental Term Loan shall not be shorter than the remaining Weighted Average Life to Maturity of such latest maturing Term Loans;

(B)            the Applicable Margin, upfront fees, original issue discount and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increase Effective Date;

(C)            any mandatory prepayment (other than scheduled amortization payments) of each Incremental Term Loan shall be made on a pro rata basis with all then existing Term Loans, except that the Borrower and the Incremental Lenders in respect of such Incremental Term Loan may, in their sole discretion, elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis); and

(D)            except as provided above, all other terms and conditions applicable to any Incremental Term Loan shall be consistent with the terms and conditions applicable to the Initial Term Loan or otherwise reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions, taken as a whole, shall not be more favorable in any material respect (as reasonably determined by the Borrower and the Administrative Agent) to the Lenders under any Incremental Term Loans than such other terms and conditions, taken as a whole, under the Initial Term Loans);

(ii)            in the case of each Incremental Revolving Credit Facility Increase:

(A)            each such Incremental Revolving Credit Facility Increase shall have the same terms, including maturity, Applicable Margin and Commitment Fees, as the Revolving Credit Facility; provided that (x) any upfront fees payable by the Borrower to the Lenders under any Incremental Revolving Credit Facility Increases may differ from those payable under the then existing Revolving Credit Commitments and (y) the Applicable Margins or Commitment Fees or interest rate floor applicable to any Incremental Revolving Credit Facility Increase may be higher than the Applicable Margins or Commitment Fees or interest rate floor applicable to the Revolving Credit Facility if the Applicable Margins or Commitment Fees or interest rate floor applicable to the Revolving Credit Facility are increased to equal the Applicable Margins and Commitment Fees and interest rate floor applicable to such Incremental Revolving Credit Facility Increase; and

(B)            the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment);

(iii)            each Incremental Increase shall constitute Obligations of the Borrower and will be guaranteed by the Guarantors and secured on a pari passu basis with the other Secured Obligations; and

(iv)            notwithstanding clauses (i)(D) and (ii)(A) of this Section 5.13(d) to the contrary, the terms and conditions applicable to an Incremental Term Loan or Incremental Revolving Credit Facility Increase may be different than the terms and conditions applicable to the Initial Term Loan or Revolving Credit Facility, as applicable, if such differences are applicable solely to periods after the latest scheduled Applicable Maturity Date of the Loans and Commitments in effect as of the Increase Effective Date.

(e)            Conditions to Effectiveness of Incremental Increases. Any Incremental Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent, which, in the case of an Incremental Term Loan incurred solely to finance a substantially concurrent Limited Condition Acquisition and related transaction costs and expenses associated with such Limited Condition Acquisition, shall be subject to Section 1.10:

(i)            no Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of the initial Extensions of Credit pursuant thereto;

(ii)            all of the representations and warranties set forth in Article VII shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;

(iii)            the Administrative Agent shall have received from the Borrower, a Compliance Certificate demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 9.15 based on the financial statements for the most recently completed Reference Period, after giving effect on a Pro Forma Basis to the incurrence of any such Incremental Increase (and assuming that any such Incremental Revolving Credit Facility Increase and Incremental Term Loan Commitment are fully drawn) and any Permitted Acquisition, refinancing of Indebtedness or other event consummated in connection therewith giving rise to a Pro Forma Basis adjustment (without netting the cash proceeds of such Incremental Increase);

(iv)            the Credit Parties shall have executed an Incremental Amendment in form and substance reasonably acceptable to the Borrower and the applicable Incremental Lenders; and

(v)            the Administrative Agent shall have received from the Borrower, any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Increase) and other instruments and documents of the type required by Section 8.14(d), reasonably requested by Administrative Agent in connection with such Incremental Increase.

(f)            Incremental Amendments. Each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Credit Parties, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 5.13.

(g)            Use of Proceeds. The proceeds of any Incremental Increase may be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other Investments permitted hereunder and any other use not prohibited by this Agreement.

SECTION 5.14      Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided (other than Section 9.2(l)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)            Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)            Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 5.15      Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” “Required Revolving Credit Lenders” or “Required Term Loan Lenders” and Section 12.2.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)             Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C)            With respect to any Commitment Fee or Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 5.16      Extension of Term Loans and Revolving Credit Commitments.

(a)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Class of Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Applicable Maturity Date of each such Lender’s Term Loans of such Class and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule optional prepayment terms, required prepayment dates and participation in prepayments in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied (or waived):

(i)            no Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders;

(ii)            except as to interest rates, fees, premiums, and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer and which shall be no earlier than the Applicable Maturity Date of the Class of Revolving Credit Commitments for which such Extension Offer was made), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment” and the loans made pursuant thereto, the “Extended Revolving Credit Loans”), and the related outstandings, shall have covenants and events of default, if not consistent with the terms of the Revolving Credit Commitments, not materially less favorable to the existing Revolving Credit Lenders, unless (x) the Revolving Credit Lenders receive the benefit of such more restrictive terms or (y) any such provisions apply only after the then latest Applicable Maturity Date (as determined in good faith by the Borrower); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis or less with all other Revolving Credit Commitments, (2) all Letters of Credit shall be participated on a pro rata basis or less by all Lenders with Revolving Credit Commitments in accordance with their percentage of the Revolving Credit Commitments, (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a non-pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (5) at no time shall there be Revolving Credit Commitments hereunder (including the Revolving Credit Commitments and any Extended Revolving Credit Commitments) which have more than four different maturity dates;

(iii)            except as to interest rates, fees, premiums, amortization, prepayments, AHYDO Catch-Up Payments and final maturity (which shall, subject to the immediately succeeding clauses (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have covenants and events of default, if not consistent with the terms of the Term Loans, not materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply only after the then latest Applicable Maturity Date;

(iv)            the final maturity date of any Extended Term Loans shall be no earlier than the Applicable Maturity Date of the Class of Term Loans for which such Extension Offer was made and at no time shall the Term Loans (including Extended Term Loans) have more than six (6) different maturity dates;

(v)            the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans);

(vi)            if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer; and

(vii)            any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)            With respect to all Extensions consummated by the Borrower pursuant to this Section 5.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 5.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 5.16.

(c)            No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof), (ii) with respect to any Extension of the Revolving Credit Commitments, the consent of each of the Issuing Lenders and (iii) to the extent directly adversely amending or modifying the rights or duties of the Administrative Agent beyond those of the type already required to perform under the Loan Documents, the Administrative Agent, which consents shall not be unreasonably withheld or delayed; provided that the Borrower will promptly notify the Administrative Agent of any such Extensions. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower and other Credit Parties as may be necessary or advisable in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary, advisable or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 5.16. In addition, any such amendment shall provide that, to the extent consented to by each relevant Issuing Lender, (a) with respect to any Letters of Credit the expiration date for which extend beyond the maturity date for the non-extended Revolving Credit Commitments, participations in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment (provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly) and (b) limitations on drawings of Revolving Credit Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extended Revolving Credit Commitments are available to participate in any such Letters of Credit.

(d)            In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 5.16.

ARTICLE VI

Conditions of Closing and Borrowing

SECTION 6.1      Conditions to Closing and Initial Extensions of Credit. Except for those items that are permitted to be satisfied on a post-closing basis pursuant to Section 8.23, the obligation of the Lenders to enter into this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction (or waiver by the Arrangers) of each of the following conditions:

(a)            Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (in each case, if requested thereby), the Security Documents to be delivered on the Closing Date, and the Guaranty Agreement, shall have been executed and delivered to the Administrative Agent by the parties thereto.

(b)            Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)            Officer’s Certificate. A certificate from a Responsible Officer of the Borrower confirming satisfaction with the conditions set forth in Section 6.1(d) and (h).

(ii)           Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or governing documents of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii)          Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv)          Opinions of Counsel. Customary legal opinions of (A) Alston & Bird LLP, as counsel to the Credit Parties, (B) Chambliss, Bahner & Stophel P.C., as Tennessee counsel to the Credit Parties, (C) Ballard Spahr LLP, as Nevada, Oregon and Washington counsel to the Credit Parties, (D) Koley Jessen P.C., L.L.O., as Iowa and Nebraska counsel to the Credit Parties, and (E) Spilman Thomas & Battle, PLLC, as West Virginia counsel to the Credit Parties, in each case, addressed to the Administrative Agent and the Lenders with respect to the Credit Parties and the Loan Documents.

(v)           Solvency Certificate. A certificate of the Borrower in the form of Exhibit J hereto.

(vi)          Notice of Borrowing. A Notice of Borrowing and Letter of Credit Application (if applicable) from the Borrower in accordance with Section 2.3(a), 4.2(a) or Section 3.2, as applicable.

(c)            Personal Property Collateral.

(i)            Filings and Recordings. Subject to the limitations and qualifications herein and in the Security Documents (including the last paragraph of this Section 6.1 and Section 8.23), the Administrative Agent shall have received each document required under law to be filed or recorded and necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).

(ii)            Pledged Collateral. Subject to the limitations and qualifications set forth herein and in the Security Documents (including the last paragraph of this Section 6.1 and Section 8.23), the Administrative Agent shall have received original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

(iii)            Lien Search. The Administrative Agent shall have received the results of a Lien search in customary scope, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket or other applicable law) as in effect in each jurisdiction in which filings or recordations under the applicable Uniform Commercial Code should be made to evidence or perfect security interests in the Collateral of such Credit Party.

(iv)            [Reserved].

(v)            Intellectual Property. Subject to the limitations and qualifications set forth herein and in the Security Documents (including the last paragraph of this Section 6.1 and Section 8.23), the Administrative Agent shall have received security agreements duly executed by the applicable Credit Parties for all federally registered Copyrights, Copyright applications, Patents, Patent applications, Trademarks and Trademark applications included in the Collateral, in each case in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.

(d)            No Material Adverse Effect. Since April 28, 2025, there shall not have been any Material Adverse Effect.

(e)            Financial Matters.

(i)            Financial Statements. The Administrative Agent shall have received (A) with respect to the Borrower and its Subsidiaries, (1) the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2023 and December 31, 2024 and the related Consolidated audited statements of income, shareholder’s equity and cash flows for such Fiscal Years and (2) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ending March 31, 2025 and the related Consolidated unaudited interim statements of income and cash flows for such fiscal quarter and (B) with respect to the Target and its Subsidiaries, (1) the audited Consolidated balance sheet of the Target and its Subsidiaries for the Fiscal Years ending December 31, 2023 and December 31, 2024 and the related Consolidated audited statements of income, shareholder’s equity and cash flows for such Fiscal Years and (2) the unaudited Consolidated balance sheet of the Target and its Subsidiaries for the fiscal quarter ending March 31, 2025 and the related Consolidated unaudited interim statements of income and cash flows for such fiscal quarter. Each of the Arrangers hereby acknowledges that it has received each of the financial statements set forth in the foregoing clauses (A) and (B).

(ii)            [Reserved].

(iii)            Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder and under the Fee Letters, (B) all fees, charges and disbursements of Cahill Gordon & Reindel LLP, as counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)            Closing Date Acquisition. The Closing Date Acquisition shall have been consummated or shall be consummated substantially contemporaneously with the initial Extensions of Credit under this Agreement, in accordance in all material respects with the terms of the Acquisition Agreement, without giving effect to any modification, amendment, supplement, consent or waiver thereof by the Borrower or any of its Affiliates that is materially adverse to the interests of the Lenders without the prior consent of the Arrangers (which consent shall not be unreasonably withheld, delayed or conditioned); provided that (i) any reduction in the purchase price of, or consideration for, the Closing Date Acquisition under the Acquisition Agreement shall be deemed to be not materially adverse to the interests of the Lenders so long as any reduction (A) is not greater than 10% of the purchase price and (B) shall reduce the size of the Term Loan Facility as of the Closing Date on a dollar-for-dollar basis, (ii) any waivers, modifications, consents or amendments to the definition of “Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Lenders and (iii) any increase in the purchase price of, or consideration for, the Closing Date Acquisition under the Acquisition Agreement shall be deemed to be materially adverse to the Lenders if such increase is funded with Indebtedness.

(g)            Miscellaneous.

(i)            Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)           Existing Indebtedness. All existing Indebtedness of the Borrower and its Subsidiaries and the Target and its Subsidiaries under the Existing Credit Agreements shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received customary pay-off letters evidencing such repayment, termination and release (collectively, the “Closing Date Refinancing”).

(iii)          PATRIOT Act, etc. The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws and regulations, including, without limitation, the PATRIOT Act and, to the extent required thereby, the Beneficial Ownership Regulation, requested by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Closing Date.

(h)            Representations and Warranties. (A) the Target Representations are true and correct as of the Closing Date and (B) the Specified Representations are true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the Closing Date.

Without limiting the generality of the provisions of Section 11.3(c) and Section 11.4, for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, it is understood that to the extent the creation and perfection of any security interest in the Collateral (other than the creation of a security interest in the Collateral pursuant to a New York law governed security agreement and perfection, to the extent possible, by the filing of a Uniform Commercial Code financing statement, or the delivery of original stock certificates or other certificates evidencing Pledged Equity Interests, together with an undated stock power for each such certificate duly executed in blank by the Target or any material Wholly-Owned Domestic Subsidiary (to the extent, with respect to such Subsidiaries, such certificates are received by the Borrower from the Seller on or prior to the Closing Date after the Borrower has used commercially reasonable efforts to do so)) is not or cannot be created and/or perfected on the Closing Date after the Borrower has used commercially reasonable efforts to do so, then the creation, validity and perfection of such security interest(s) shall not constitute a condition precedent to the availability of the Commitments or any borrowing on the Closing Date but, to the extent otherwise required hereunder, shall be delivered after the Closing Date in accordance with Section 8.23.

SECTION 6.2      Conditions to Extensions of Credit after the Closing Date. Subject to Section 5.13 and Section 1.10 (solely with respect to any Incremental Term Loan incurred to finance a substantially concurrent Limited Condition Acquisition), the obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit, in each case, after the Closing Date, are subject to the satisfaction or waiver of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)            Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b)            No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)            Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.

(d)            New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lenders shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Each Notice of Borrowing or Letter of Credit Application, as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.

ARTICLE VII

Representations and Warranties of the Credit Parties

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant on their behalf, and on behalf of their respective Subsidiaries, to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

SECTION 7.1      Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1. Schedule 7.1 identifies each Guarantor as of the Closing Date. No Credit Party nor any Subsidiary thereof is an Affected Financial Institution or a Covered Party.

SECTION 7.2      Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.2. All outstanding shares have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 7.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party or any Subsidiary thereof, except as described on Schedule 7.2.

SECTION 7.3      Authorization; Enforceability. Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 7.4      Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where the failure to obtain such Governmental Approvals or such violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the Organizational Documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (iv) consents, authorizations, filings and other acts that have been (or contemporaneously herewith will be) duly obtained, taken, given or made and are (or, upon obtaining, taking, giving or making any such authorization, consent, filing or other action, will be) in full force and effect.

SECTION 7.5      Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened in writing attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case of clauses (a), (b) or (c) where the failure to have, comply or file could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.6      Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all material federal, state and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets prior to becoming delinquent, except (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization) have been provided for on the books of the relevant Credit Party or (ii) to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.7      Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all franchises, licenses, Copyrights, Patents, Patent rights or licenses, Trademarks, Trademark rights, service mark, service mark rights, trade names, trade name rights, and other rights with respect to the foregoing which are reasonably necessary to conduct its business, except where the failure to own or possess such rights could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.8      Environmental Matters.

(a)            To Borrower’s knowledge, the properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;

(b)            to Borrower’s knowledge, each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance in all material respects, and have been in compliance in all material respects, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or materially impair the fair saleable value thereof;

(c)            no Credit Party nor any Subsidiary thereof has received in writing any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)           Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof by any Credit Party or any Subsidiary or, to Borrower’s knowledge, by any other Person, in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(e)            no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party, any Subsidiary thereof, with respect to any real property owned, leased or operated by any Credit Party or any Subsidiary thereof or operations conducted in connection therewith that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(f)            there has been no release or threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, by any Credit Party or any Subsidiary or, to Borrower’s knowledge, by any other Person, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.9      Employee Benefit Matters.

(a)            Each Credit Party is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where a failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)            no Termination Event has occurred or is reasonably expected to occur that is reasonably expected, individually or in the aggregate, to have a Material Adverse Effect; and

(c)            except where the failure of any of the following representations to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate or (ii) any Pension Plan.

SECTION 7.10      Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the FRB). Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.

SECTION 7.11      Investment Company. No Credit Party nor any Subsidiary thereof is or is required to be registered as an “investment company” under Investment Company Act.

SECTION 7.12      [Reserved].

SECTION 7.13      Employee Relations. As of the Closing Date, no Credit Party nor any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.13. The Borrower knows of no pending, threatened in writing or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 7.14      Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.1(e)(i) are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries, or the Target and its Subsidiaries, as applicable, as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries, or the Target and its Subsidiaries, as applicable, as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

SECTION 7.15      No Material Adverse Effect. Since December 31, 2024, there has been no Material Adverse Effect.

SECTION 7.16      Solvency. The Credit Parties and their Subsidiaries, on a Consolidated basis, are Solvent.

SECTION 7.17      Title to Properties. As of the Closing Date, the real property listed on Schedule 7.17 constitutes all of the material real property that is owned, leased, subleased or used by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets, except (a) those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder and (b) for such defects of title that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.18      Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.18, there are no material actions, suits or proceedings pending nor, to its knowledge, threatened in writing against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

SECTION 7.19      Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a)            None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facilities, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received written notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)            Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)            Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(d)            No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.16(c).

SECTION 7.20      Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default.

SECTION 7.21      Senior Indebtedness Status. The Obligations of each Credit Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” (or any other similar term) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

SECTION 7.22      Disclosure. The Borrower and its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that (i) projections relate to future events and are not to be viewed as facts or a guarantee of performance, (ii) the actual results during the period or periods covered by such projections may differ significantly from such projections and that such differences may be material, (iii) the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, (iv) no assurance can be given that any particular financial projections will be realized and (v) such information should be subject to normal year end closing and audit adjustments. As of the Closing Date, all information included in the Beneficial Ownership Certification is true and correct.

SECTION 7.23      Outbound Investments. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII

Affirmative Covenants

Until all of the Obligations (other than contingent indemnification obligations not then due and payable) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

SECTION 8.1      Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)            Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof after giving effect to any applicable extensions) after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2025), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by KPMG LLP or such other independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP;

(b)            Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof after giving effect to any applicable extensions) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ending June 30, 2025), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer (or other qualified or appropriate Responsible Officer) of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c)            Annual Business Plan and Budget. Together with the financial statements delivered pursuant to Sections 8.1(a), a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Section 9.15 and a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for such period.

SECTION 8.2      Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)            at each time financial statements are delivered pursuant to Sections 8.1(a) or (b), a duly completed Compliance Certificate that, among other things, (i) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, and (ii) demonstrates compliance with the financial covenants set forth in Section 9.15 as of the last day of the applicable Reference Period ending on the last day of the Reference Period covered by such financial statements, together with a report containing management’s discussion and analysis of the Borrower’s material quarterly and annual operating results, as applicable, and a report containing management’s discussion and analysis of such financial statements;

(b)            promptly upon the written request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender; and

(c)            such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request (excluding any information subject to attorney client privilege and any information subject to a binding confidentiality agreement with a third party entered into in good faith).

Documents required to be delivered pursuant to Section 8.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Compliance Certificates required by Section 8.2 to the Administrative Agent in accordance with the procedures set forth in Section 12.1. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information with respect to the Borrower or its subsidiaries or Affiliates, or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use, and cause its Affiliates and advisors to use, commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable for only posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 8.3      Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)            the occurrence of any Default or Event of Default;

(b)            the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;

(c)            any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including any notice of violation of Environmental Laws which in any such case would reasonably be expected to have a Material Adverse Effect;

(d)            any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof that would reasonably be expected to have a Material Adverse Effect; and

(e)            (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all written notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all written notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 8.4      Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4 and 9.5, preserve and maintain its separate corporate existence or equivalent form and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

SECTION 8.5      Maintenance of Property and Licenses. Except as permitted by Sections 9.4 and 9.5:

(a)            In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, nothing herein shall require the Borrower or any of its Subsidiaries to repair or replace any leased real property where the same is the duty of the lessor or sublessor under the lease.

(b)            Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.6      Insurance. Maintain insurance with financially sound and reputable insurance companies (as determined in the good faith judgment of management of the Borrower) against at least such risks and in at least such amounts as is, in the good faith determination of the Borrower, consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries. All such insurance shall, subject to Section 8.23 hereof, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (except as a result of non-payment of premium in which case only 10 days’ prior written notice shall be required), (b) in the case of liability insurance, name the Administrative Agent as an additional insured party thereunder and (c) in the case of each property insurance policy, name the Administrative Agent as lender’s loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.7      Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be accurate and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance in all material respects, with GAAP (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization) and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 8.8      Payment of Taxes and Other Obligations. Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices; except where the failure to pay or perform such items described in clauses (a) or (b) of this Section 8.8 could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that such Credit Party or such Subsidiary may contest any item described in clause (a) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

SECTION 8.9      Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.10    Environmental Laws. In addition to and without limiting the generality of Section 8.9, except, in each case, to the extent the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) comply with, and take all commercially reasonable actions to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and take all commercially reasonable actions to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

SECTION 8.11    Compliance with ERISA. In addition to and without limiting the generality of Section 8.9, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.

SECTION 8.12    Outbound Investments. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 8.13    Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable advance notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect, under guidance of officers of such Credit Party or such Subsidiary, its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which such Credit Party or such Subsidiary is a party); examine its books, records and files; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

SECTION 8.14    Additional Guarantors and Collateral.

(a)            Additional Subsidiaries. Promptly notify the Administrative Agent of (i) the creation or acquisition (including by division) of a Person that becomes a Subsidiary (other than an Excluded Subsidiary) and (ii) any Domestic Subsidiary that is an Excluded Subsidiary failing to constitute an Excluded Subsidiary and, within sixty (60) days after such event, as such time period may be extended by the Administrative Agent in its reasonable discretion, cause such Subsidiary to (A) become a Guarantor by delivering to the Administrative Agent a duly executed Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions specified in the Security Documents) owned by such Subsidiary by delivering to the Administrative Agent a duly executed Joinder Agreement and a supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (C) deliver to the Administrative Agent such opinions, documents and certificates of the type referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (D) if such Equity Interests are certificated, deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (E) deliver to the Administrative Agent such updated Schedules to the Security Documents as requested by the Administrative Agent with respect to such Subsidiary, and (F) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)            Additional First Tier Foreign Subsidiaries and CFC Holdcos. In each case, subject to the limitation set forth in clause (f) below, notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary or a CFC Holdco, and promptly thereafter (and, in any event, within sixty (60) days after such notification, as such time period may be extended by the Administrative Agent in its reasonable discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary that is a CFC or any such CFC Holdco and 100% of the Equity Interests of any First Tier Foreign Subsidiary that is not a CFC and a consent thereto executed by such new First Tier Foreign Subsidiary (including, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary or CFC Holdco, as applicable, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) [reserved], and (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person.

(c)            Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.14(a) or (b), as applicable, within sixty (60) days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(d)            Additional Collateral. Comply with the requirements set forth in the Security Documents with respect to any Property constituting Collateral thereunder.

(e)            Name Changes. Each Credit Party agrees promptly (and in any event within 30 days of such change) to notify the Administrative Agent in writing of any change (i) in its corporate or organization name, (ii) in its identity or type of organization, (iii) in its jurisdiction of organization or (iv) in its location of its chief executive office. Each Credit Party agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within the time period required under the Uniform Commercial Code that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(f)            Exclusions. The provisions of this Section 8.14 shall be subject to the limitations and exclusions set forth in the Security Documents. Notwithstanding any other provision in this Agreement or any other Loan Document, no action shall be required to be taken by a Credit Party, or shall be taken by the Administrative Agent (including in its capacity as the collateral agent) or any Lender, under foreign law, to perfect security interests in assets of the Credit Parties located outside of the United States or otherwise with respect to creation or perfection of Liens under foreign law.

SECTION 8.15    [Reserved].

SECTION 8.16    Use of Proceeds.

(a)            Use the proceeds of any (i) Revolving Credit Loans, Swingline Loans and Letters of Credit, solely (A) to finance Capital Expenditures, (B) for working capital and other general corporate purposes of the Borrower and its Subsidiaries and (C) in the case of Letters of Credit, for the backstop or replacement of Existing Letters of Credit and to support general corporate purposes and (ii) Initial Term Loans on the Closing Date, together with cash on hand, for (A) the consummation of the Closing Date Acquisition, (B) the Closing Date Refinancings and (C) the payment of Transaction Expenses; provided that no part of the proceeds of any of the Loans or Letters of Credit shall be used for purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the FRB) or for any purpose which violates the provisions of Regulation T, U or X of the FRB. If requested by the Administrative Agent or any Lender (through the Administrative Agent), the Borrower shall promptly furnish to the Administrative Agent and each requesting Lender a statement in conformity with the requirements of Form G-3 or Form U-1, as applicable, under Regulation U of the FRB.

(b)            Use the proceeds of any Incremental Term Loan and any Incremental Revolving Credit Facility Increase as permitted pursuant to Section 5.13, as applicable.

(c)            Not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8.17    [Reserved].

SECTION 8.18    Compliance with Anti-Corruption Laws, Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. (a) Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions and (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

SECTION 8.19    [Reserved].

SECTION 8.20    [Reserved].

SECTION 8.21    Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. Subject to the limitations and exclusions set forth in the Security Documents, the Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 8.22    [Reserved].

SECTION 8.23    Post-Closing Matters. Execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 8.23, in each case within the applicable corresponding time limits specified on such schedule.

ARTICLE IX

Negative Covenants

Until all of the Obligations (other than contingent indemnification obligations not then due and payable) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

SECTION 9.1      Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)            the Obligations (including Indebtedness incurred pursuant to any Incremental Increases);

(b)            Indebtedness (i) owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) in respect of Cash Management Agreements entered into in the ordinary course of business;

(c)            Indebtedness existing on the Closing Date (including the Existing Specified Obligations) and listed on Schedule 9.1 and any Permitted Refinancing Indebtedness in respect thereof;

(d)           Attributable Indebtedness with respect to Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness (including, in connection with any sale leaseback transaction), in an aggregate principal amount not to exceed $57,000,000 at any time outstanding;

(e)            Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3; provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate principal amount of such Indebtedness does not exceed, at any time outstanding, the greater of (x) $50,000,000 and (ii) an amount equal to 4% of Consolidated Total Assets as of the most recent Reference Period as of the issuance of such Indebtedness and use the proceeds thereof;

(f)            (i) Guarantees by any Credit Party of Indebtedness of any other Credit Party not otherwise prohibited pursuant to this Section 9.1 and (ii) Guarantees by any Credit Party of Indebtedness of any Non-Guarantor Subsidiary to the extent permitted pursuant to Section 9.3 (other than clause (l) thereof); provided further that any Guarantee of Permitted Refinancing Indebtedness shall only be permitted if it meets the requirements of the definition of Permitted Refinancing Indebtedness;

(g)            intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent), (iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary, and (iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 9.3(c);

(h)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i)             Subordinated Indebtedness of the Borrower and its Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof; provided, that in the case of each incurrence of such Subordinated Indebtedness, (i) no Event of Default shall have occurred and be continuing or would immediately be caused by the incurrence of such Subordinated Indebtedness, (ii)  the Borrower shall be in compliance with the financial covenants set forth in Section 9.15 on a Pro Forma Basis as of the most recent Reference Period after giving effect to the issuance of such Subordinated Indebtedness and use the proceeds thereof, (iii) such Subordinated Indebtedness does not mature, or require any principal amortization or mandatory prepayment, put right or sinking fund obligation prior to the date that is 91 days after the then latest scheduled maturity date of the Loans and Commitments; provided that any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this clause (iii) and (iv) the terms of such Subordinated Indebtedness reflect market terms (taken as a whole) at the time of issuance and (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions), taken as a whole, are not materially more restrictive (as determined by Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole;

(j)             Indebtedness under performance bonds, surety bonds, release, appeal, replevin and similar bonds, suretyship arrangements, and completion guarantees and other obligations of a like nature, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k)            Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed, at any time outstanding, the greater of (x) $65,000,000 and (y) an amount equal to 5% of Consolidated Total Assets as of the most recent Reference Period as of the issuance of such Indebtedness and use the proceeds thereof;

(l)             unsecured Indebtedness of Credit Parties; provided that (A) no Event of Default shall have occurred and be continuing or would immediately be caused by the incurrence of such Indebtedness, (B) the Borrower shall be in compliance with the financial covenants set forth in Section 9.15 on a Pro Forma Basis as of the most recent Reference Period after giving effect to the issuance of such Indebtedness and use the proceeds thereof, (C) to the extent the aggregate principal amount of such unsecured Indebtedness is in excess of the Threshold Amount, such unsecured Indebtedness does not mature prior to the date that is 91 days after the then latest scheduled maturity date of the Loans and Commitments; provided that any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this subclause (C) and (D) the terms of such unsecured Indebtedness reflect market terms (taken as a whole) at the time of issuance (as determined by Borrower in good faith);

(m)           (i) Indebtedness in the form of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of the Borrower or its Subsidiaries and (ii) Indebtedness incurred by the Borrower or any of its Subsidiaries in any disposition permitted hereby under agreements providing for earn-outs or the adjustment of the purchase price or similar adjustments, in each case, in connection with any Permitted Acquisition, other Investment or disposition, in each case permitted under this Agreement;

(n)            Indebtedness in respect of letters of credit or bonds backing obligations under insurance policies or related to self-insurance obligations or consisting of the financing of insurance premiums, incurred in the ordinary course of business;

(o)            Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(p)            customary Guarantees in connection with sales, other dispositions and leases permitted under Section 9.5 (but not in respect of Indebtedness for borrowed money or Capital Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(q)            (i) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former officers, employees, consultants and directors of the Borrower or its Subsidiaries incurred in the ordinary course of business, (ii) Indebtedness representing deferred compensation or equity-based compensation to current and former officers, employees, consultants and directors of the Borrower and the Subsidiaries and (iii) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Credit Party permitted by Section 9.6;

(r)            (i) guarantees made by the Borrower or any of its Subsidiaries of obligations (not constituting debt for borrowed money) of the Borrower or any of its Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (ii) Indebtedness of the Borrower or any of its Subsidiaries as an account party in respect of trade letters of credit issued in the ordinary course of business;

(s)            obligations in respect of deposits and progress or similar payments arising in the ordinary course of business with respect to capital equipment and construction projects;

(t)            Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section 9.1 in an aggregate principal amount not to exceed, at any time outstanding, the greater of (i) $70,000,000 and (ii) an amount equal to 5% of Consolidated Total Assets as of the most recent Reference Period as of the issuance of such Indebtedness and use of proceeds thereof; and

(u)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above.

SECTION 9.2      Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)            (i) Liens created pursuant to the Loan Documents (including Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents), and (ii) Liens created pursuant to the Secured Hedge Agreements and the Secured Cash Management Agreements;

(b)            Liens in existence on the Closing Date and described on Schedule 9.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing Indebtedness permitted pursuant to Section 9.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing unless such Lien is permitted under the other provisions of this Section 9.2;

(c)            Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) that (i) are not yet due (or overdue) or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii)  are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)            the claims (and related Liens) of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens or such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e)            deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade or construction contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)            encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate do not materially impair the use thereof in the ordinary conduct of business;

(g)           Liens arising from the filing of precautionary UCC or other similar financing statements relating to personal property leased pursuant to operating leases or consigned, in each case entered into in the ordinary course of business;

(h)           Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created substantially simultaneously with (or within 180 days after) the acquisition, repair, construction, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed or improved by such Indebtedness (other than the proceeds thereof), (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, construction, improvement or lease (as applicable);

(i)             attachment Liens and Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(m) or securing appeal or other surety bonds relating to such judgments;

(j)             Liens on Property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with an acquisition permitted hereunder and (ii) of the Borrower or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted hereunder and, in each case any modification, replacement, renewal and extension thereof; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, Investment, purchase or other acquisition, (B) such Liens do not encumber any Property other than Property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof, (C) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (D) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs (and any Permitted Refinancing Indebtedness thereof);

(k)            Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary;

(l)             (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code (or similar provision of other applicable laws) in effect in the relevant jurisdiction, (ii) Liens of any depository bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof and (iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business;

(m)           (i)  Liens of landlords arising in the ordinary course of business to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) Liens of suppliers (including sellers of goods) or customers arising in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n)            (i) leases, licenses, subleases or sublicenses granted to others which do not (A) interfere in any material respect with the business of the Borrower or its Subsidiaries or (B) secure any Indebtedness and (ii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor under leases, licenses, subleases or sublicenses entered into by any of the Borrower and its Subsidiaries as licensee, sub-licensee, lessee or sub-lessee in the ordinary course of business or any customary restriction or encumbrance with respect to the Property subject to any such lease, license, sublease or sublicense;

(o)            (i) Liens on Equity Interests of joint ventures and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly-Owned Subsidiaries;

(p)            Liens on assets in favor of any Credit Party securing intercompany Indebtedness permitted by Section 9.1(g), provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 9.1(g) shall be subordinated to the Liens created pursuant to the Security Documents;

(q)            Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of purchase arrangements entered into in the ordinary course of business or in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business in respect thereof;

(r)            Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 9.1;

(s)            Liens that may arise on inventory or equipment of the Borrower or any of its Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than the Borrower and its Subsidiaries;

(t)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(u)            Liens (i) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits, (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, or (iii) deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.3; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(v)            Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(w)           Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;

(x)            Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 9.5(c)(ii);

(y)           deposits made in the ordinary course of business to secure liability to insurance carriers;

(z)            receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(aa)       customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited hereunder and by the indenture is issued;

(bb)      Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements;

(cc)       with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any legal requirement;

(dd)      utility and similar deposits in the ordinary course of business;

(ee)       the modification, replacement, renewal or extension of any Lien permitted by Section 9.2(c), (d) and (e); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.1, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is not prohibited by Section 9.1;

(ff)        Liens on cash and Cash Equivalents held in escrow for the benefit of the holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) in anticipation of the repayment, repurchase or redemption of such debt securities or other Indebtedness to the extent such repayment, repurchase or redemption is permitted hereunder; and

(gg)      Liens not otherwise permitted hereunder securing Indebtedness or other obligations in the aggregate principal amount not to exceed, at any time outstanding, the greater of (i) $70,000,000 and (ii) an amount equal to 5% of Consolidated Total Assets as of the most recent Reference Period at the time of creation, incurrence or assumption of such Liens.

SECTION 9.3      Investments. Make, hold or otherwise permit to exist any Investment, except:

(a)            Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3(a) and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 9.3(a);

(b)            Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) made after the Closing Date by any Credit Party in any other Credit Party, (iii) made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party and (iv) made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(c)            Investments made after the Closing Date by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount at any time outstanding not to exceed the Non-Credit Party Investment Cap;

(d)            Investments in cash and Cash Equivalents;

(e)            Investments by the Borrower or any of its Subsidiaries consisting of Capital Expenditures permitted by this Agreement;

(f)            deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.2;

(g)            Hedge Agreements and Cash Management Agreements permitted pursuant to Section 9.1;

(h)            purchases of assets in the ordinary course of business;

(i)            Investments by the Borrower or any Subsidiary thereof in the form of:

(i)            Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition becomes a part of the Borrower or a Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Guarantor in the manner contemplated by Section 8.14, and

(ii)            Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition does not become a Guarantor or a part of a Guarantor in an aggregate amount not to exceed at any time outstanding the Non-Credit Party Investment Cap;

(j)             Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $5,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(k)            Investments in the form of Restricted Payments permitted pursuant to Section 9.6;

(l)             Guarantees permitted pursuant to Section 9.1;

(m)           (i) loans or advances to employees, partners, officers and directors of the Borrower or any Subsidiary in connection with such Person’s purchase of Equity Interests of Borrower in an aggregate amount not to exceed at any time outstanding $5,000,000 (determined without regard to any write-downs or write-offs of such loans or advances) and (ii) promissory notes received from stockholders of Borrower in connection with the exercise of stock options in respect of the Equity Interests of Borrower;

(n)            non-cash consideration received in connection with Asset Dispositions permitted by Section 9.5;

(o)            Investments not otherwise permitted pursuant to this Section 9.3 not to exceed, at any time outstanding, the greater of (i) $105,000,000 and (ii) an amount equal to 7.5% of Consolidated Total Assets as of the most recent Reference Period at the time of making such Investment; provided that the aggregate amount of Investments by any Credit Party in any Non-Guarantor Subsidiary pursuant to this clause (o) shall not exceed at any time outstanding the Non-Credit Party Investment Cap;

(p)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(q)            Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with the Borrower or any Subsidiary (including in connection with an Acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Subsidiary or such consolidation or merger;

(r)             Investments resulting from Indebtedness permitted under Section 9.1 or Liens permitted under Section 9.2;

(s)            Investments in deposit accounts, securities accounts and commodity accounts opened in the ordinary course of business;

(t)            Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(u)           Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(v)            (i) contributions to a “rabbi” trust for the benefit of employees or any other grantor trust subject to claims of creditors in the case of a bankruptcy of a Credit Party, and (ii) contributions to a Subsidiary that is a captive insurance company to the extent mandatorily required by Applicable Law;

(w)           Investments to the extent that payment for such Investments is made substantially concurrently with the receipt of any net cash proceeds of any issuance of Qualified Equity Interests of Borrower, to any Person other than a Subsidiary;

(x)            Guarantee obligations of Borrower or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(y)            (i) performance Guarantees of Borrower or any Subsidiary primarily guaranteeing performance of contractual obligations of the Borrower or such Subsidiaries to a third party and not primarily for the purposes of guaranteeing payment of Indebtedness, and (ii) Guarantees by Borrower or any Subsidiary of leases (other than in relation to Capital Lease Obligations), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(z)            additional Subsidiaries of the Borrower may be established or created; provided that such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an Investment permitted by this Section 9.3, and to the extent such new Subsidiary at no time holds any assets or liabilities other than any acquisition consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.14, as applicable, until the respective Investment is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(aa)      Investments made pursuant to the Transactions; and

(bb)      other Investments; provided that, subject to Section 1.10 hereof, immediately before and immediately after giving effect to any such Investments and any Indebtedness incurred in connection therewith on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing, (ii) the Borrower is in compliance with the financial covenants set forth in Section 9.15, and (iii) the Consolidated Total Net Leverage Ratio shall not exceed 3.00 to 1.00.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital, including any amounts paid under any Indebtedness (not to exceed the original amount invested).

Notwithstanding anything to the contrary herein, any Investment in the form of a transfer of title (or transfer of similar effect) of Material Intellectual Property by Credit Parties to Subsidiaries that are not Credit Parties shall not be permitted; provided that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of title (or transfer of similar effect) with respect to Material Intellectual Property shall not be deemed or interpreted to include a transfer in the form of a non-exclusive intellectual property license in the ordinary course of business or entered into for legitimate business purposes (as determined by the Borrower in good faith).

SECTION 9.4         Fundamental Changes. Merge, consolidate, amalgamate or enter into any similar combination with (including by division), or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of related transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)            (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated, liquidated, dissolved, wound up or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Guarantor (provided that when any Guarantor is merging, amalgamating, liquidating, dissolving, winding up or consolidating with another Subsidiary, such Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a Guarantor to the extent required under, and within the time period set forth in Section 8.14, with which the Borrower shall comply in connection with such transaction);

(b)            (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c)            any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to the Borrower or any Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d)            (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e)            Asset Dispositions permitted by Section 9.5 (other than clause (b) thereof);

(f)             any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition or Investment permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 9.3(i)); provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (i) a Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 8.14 in connection therewith; and

(g)            any Person may merge with or into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition or other Investment permitted pursuant to Section 9.3; provided that (i) in the case of a merger involving the Borrower or a Guarantor, the continuing or surviving Person shall be the Borrower or such Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower;

(h)            (i) the Borrower or (ii) any Subsidiary may, upon prior written notice to the Administrative Agent, change its legal form; provided that at all times at the Borrower shall be a corporation or limited liability company organized under the laws of the United States of America or a state or territory thereof; provided, further that in the case of clauses (i) and (ii), such changes shall not adversely impact the scope of the Collateral or the Guarantees provided in the Guaranty Agreement; and

(i)             any Credit Party or any Subsidiary may liquidate or dissolve if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing so long as such liquidation or dissolution is determined in good faith by management of the Borrower to be in the best interests of the Credit Parties and their Subsidiaries.

Notwithstanding anything to the contrary herein, any sale, transfer, lease or other disposition in the form of a transfer of title (or transfer of similar effect) of Material Intellectual Property by Credit Parties to Subsidiaries that are not Credit Parties shall not be permitted; provided that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of title (or transfer of similar effect) with respect to Material Intellectual Property shall not be deemed or interpreted to include a transfer in the form of a non-exclusive intellectual property license in the ordinary course of business or entered into for legitimate business purposes (as determined by the Borrower in good faith).

SECTION 9.5         Asset Dispositions. Make any Asset Disposition except:

(a)            the sale of inventory or services in the ordinary course of business;

(b)            the sale, transfer or other Disposition of assets to the Borrower or any of its Subsidiaries pursuant to any transaction permitted pursuant to Section 9.4;

(c)            (i) the write-off, discount, sale or other Disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction; and (ii) the sale of accounts in the ordinary course of business (and not in connection with an accounts receivable factoring facility) for purposes of collection;

(d)            the disposition, termination or unwinding of any Hedge Agreement or any Cash Management Agreement;

(e)            Dispositions of cash and Cash Equivalents and other investment securities in the ordinary course of business;

(f)             Asset Dispositions (i) between or among Credit Parties, (ii) by any Non-Guarantor Subsidiary to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith by the Borrower at the time of such transfer) and (iii) by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(g)            the sale or other Disposition of obsolete, worn-out or surplus assets no longer used or useful in the business of the Borrower or any of its Subsidiaries (including any private aircraft of the Borrower and its Subsidiaries owned as of the Closing Date);

(h)            non-exclusive licenses and sublicenses of Intellectual Property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of the Borrower and its Subsidiaries;

(i)             leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(j)             Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 4.4(b) are complied with in connection therewith;

(k)            Asset Dispositions of property in the form of an Investment permitted pursuant to Section 9.3 (other than clause (n) thereof);

(l)             conveyances, sales, transfers, licenses or sublicenses or other Dispositions of software or other Intellectual Property in the ordinary course of business (i) that is, in the reasonable good faith judgment of the Borrower, immaterial to the business of Borrower or any Subsidiary, or no longer economically practicable or commercially desirable to maintain or used or useful in the business of Borrower and its Subsidiaries or (ii) pursuant to a research or development agreement entered into in the ordinary course of business in which the counterparty to such agreement receives a license to software or other Intellectual Property that results from such agreement, to the extent that such conveyance, sale, transfer, license, sublicense or other Disposition does not materially interfere with the businesses of Borrower and its Subsidiaries, taken as a whole;

(m)           the abandonment or lapse of Intellectual Property that is no longer material to the business of Borrower and its Subsidiaries, whether such Intellectual Property is now or hereafter owned or leased or acquired in connection with an Acquisition or other permitted Investment, or expiration of Intellectual Property in accordance with its statutory term (provided that such term is not renewable);

(n)            the Disposition of non-core assets acquired in connection with any Permitted Acquisition or other permitted Investment;

(o)            (i) the incurrence of Liens permitted by Section 9.2, and (ii) any Restricted Payments made pursuant to Section 6.6;

(p)            sales or Dispositions of Equity Interests of any Subsidiary of Borrower in order to qualify members of the governing body of such Subsidiary if required by applicable law;

(q)            (i) samples provided to customers or prospective customers, and (ii) de minimis amounts of equipment provided to employees;

(r)             sales, transfers or other Dispositions of Investments in joint ventures or any non-Wholly-Owned Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding agreements;

(s)            (i) terminating or otherwise collapsing cost sharing agreements with and settlements of any crossing payments in connection therewith, (ii) converting any intercompany Indebtedness to Equity Interests, (iii) transferring any intercompany Indebtedness solely between Credit Parties or non-Credit Parties, (iv) settling, discounting, writing off, forgiving or canceling any intercompany Indebtedness or other obligation owing by any Credit Party, (v) settling, discounting, writing off, forgiving or cancelling any Indebtedness owing by any present or former consultants, directors, officers or employees of the Borrower or any Subsidiary or any of their successors or assigns, or (vi) surrendering or waiving contractual rights and settling or waiving contractual or litigation claims;

(t)             other Dispositions (including those of the type otherwise described herein) made after the Closing Date with an aggregate fair market value (as determined in good faith by the Borrower) not to exceed (i) $250,000 per Disposition or series of related Dispositions and (ii) $5,000,000 in the aggregate during the term of this Agreement;

(u)            any swap of assets in exchange for (or sale of assets, the purpose of which is to acquire (and which results within 365 days of such sale in the acquisition of)) services or other assets in the ordinary course of business of comparable or greater fair market value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the Borrower;

(v)            Dispositions required to be made to comply with the order of any Governmental Authority or Applicable Laws;

(w)           Asset Dispositions not otherwise permitted pursuant to this Section 9.5; provided that (i) at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value as determined in good faith by the Borrower and the consideration received shall be no less than 75% in cash, and (iii) the aggregate fair market value of all property disposed of in reliance on this clause (l) shall not in any Fiscal Year exceed 10% of Consolidated Total Assets as of the most recent Reference Period at the time of the consummation of such applicable Asset Dispositions; and

(x)             Dispositions of any private aircraft owned by a Credit Party or any of its Subsidiaries in connection with a sale leaseback to the extent permitted by Section 9.1(d).

SECTION 9.6         Restricted Payments. Declare or make any Restricted Payments; provided that:

(a)            the Borrower or any of its Subsidiaries may declare and pay dividends in shares of its own Qualified Equity Interests;

(b)            (i) any Subsidiary of the Borrower may declare and make Restricted Payments to the Borrower or any Guarantor, and (ii) any Subsidiary may declare and make Restricted Payments ratably among the holders of its Equity Interests;

(c)            (i) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may declare and make Restricted Payments to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis) and (ii) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may declare and make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);

(d)            the Borrower may declare and make Restricted Payments (including payments to redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing)) in accordance with the dividend and repurchase program of the Borrower as in effect on the Closing Date, in an amount not to exceed 5% of the market capitalization of the Borrower per Fiscal Year of the Borrower, computed at the time such Restricted Payment is declared;

(e)            so long as no Event of Default has occurred and is continuing or would immediately result therefrom, the Borrower may declare and make additional Restricted Payments in an aggregate amount not to exceed, at any time outstanding, the greater of (i) $70,000,000 and (ii) an amount equal to 5% of Consolidated Total Assets as of the most recent Reference Period at the time such Restricted Payment is declared;

(f)             Borrower and its Subsidiaries may make repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options when such Equity Interests represents a portion of the exercise price thereof;

(g)            the Borrower and its Subsidiaries may declare and make Restricted Payments to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), in each case of this clause (g), with respect to Investments permitted hereunder;

(h)            the Borrower and its Subsidiaries may declare and make Restricted Payments to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Acquisition, Investment or other transaction otherwise permitted hereunder, and (b) honor any conversion request by a holder of convertible Indebtedness (to the extent such conversion request is paid solely in shares of Qualified Equity Interests of Borrower) and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i)             the Borrower and its Subsidiaries may make any Restricted Payment within sixty (60) days after the date of declaration thereof, if at the date of such declaration such Restricted Payment would have complied with another provision of this Section 9.6;

(j)             the Borrower may declare and make additional unlimited Restricted Payments so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (ii) the Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 9.15, and (iii) the Consolidated Total Net Leverage Ratio on a Pro Forma Basis does not exceed 2.50 to 1.00, calculated on a Pro Forma Basis as of the most recent Reference Period at the time such Restricted Payment is declared; and

(k)            in addition to the foregoing, but solely in respect of any Restricted Payment pursuant to clause (c) of the definition thereof, the Borrower and its Subsidiaries shall be permitted to make the following additional Restricted Payments in respect of Junior Indebtedness: (i) in respect of Indebtedness set forth under clause (c) of the definition of Junior Indebtedness, (x) any payments in respect of such Indebtedness that is revolving in nature and any payments made to any Lender or any Affiliate of a Lender and (y) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, any payments in respect of such Indebtedness in an aggregate amount not to exceed, at any time outstanding, the greater of (1) $70,000,000 and (2) an amount equal to 5% of Consolidated Total Assets as of the most recent Reference Period at the time such payment is made, (ii) Permitted Refinancing Indebtedness of any such Indebtedness to the extent such Permitted Refinancing Indebtedness is permitted by Section 9.1, (iii) payments of intercompany Indebtedness permitted under Section 9.1(g) to the extent not prohibited by any subordination provisions in respect thereof, (iv) conversions, exchanges, redemptions, repayments or prepayments of such Indebtedness into, or for, Equity Interests (other than Disqualified Equity Interests) of the Borrower, (v) AHYDO Catch-Up Payments relating to Indebtedness of the Borrower and its Subsidiaries so long as no Specified Event of Default has occurred and is continuing, (vi) payments or distributions made substantially concurrently with the receipt of any net cash proceeds of any issuance of Qualified Equity Interests of the Borrower to any Person other than a Subsidiary of the Borrower and (vii) in respect of Indebtedness set forth under clauses (a) and (b) of the definition of Junior Indebtedness, payments to the extent not prohibited by the subordination and intercreditor terms applicable to such Indebtedness.

SECTION 9.7        Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of the Borrower or any of its Subsidiaries involving aggregate payments or consideration in excess of $2,500,000, other than:

(i)             transactions permitted by Sections 9.1, 9.3, 9.4, 9.5, and 9.6;

(ii)            transactions existing on the Closing Date and described on Schedule 9.7;

(iii)           transactions among Credit Parties or among Non-Guarantor Subsidiaries, in each case not prohibited hereunder;

(iv)           other transactions in the ordinary course of business on terms at least as favorable to the Credit Parties and their respective Subsidiaries as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party;

(v)            employment, severance and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and

(vi)           payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.

SECTION 9.8         Accounting Changes; Organizational Documents.

(a)            Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b)            Amend, modify or change its Organizational Documents in any manner materially adverse to the rights or interests of the Lenders.

SECTION 9.9         Modifications of Junior Indebtedness. Amend, modify, waive or supplement any of the terms or provisions of any Junior Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

SECTION 9.10       No Further Negative Pledges; Restrictive Agreements.

(a)           Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except for such prohibitions or restrictions existing under or by reason of: (i) this Agreement and the other Loan Documents, (ii) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (iii) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date or as of the date of acquisition of such Non-Guarantor Subsidiary, (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (v) any covenants contained in any agreements that exist on the Closing Date, (vi) the covenants contained in any Permitted Refinancing Indebtedness, (vii) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof, (viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture, (ix) restrictions imposed by Applicable Law, (x) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold, (xi) contractual obligations binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary, (xii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 9.1 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and the Secured Parties with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis, (xiii) restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (xiv) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and (xv) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iv), (v), (xi), (xii) and (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such prohibition and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(b)           Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, except in each case for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) Applicable Law, (iii) any covenants contained in any agreements that exist on the Closing Date, (iv) the covenants contained in any Permitted Refinancing Indebtedness, (v) any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition or permitted Investment, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition or permitted Investment and does not apply to the Borrower or any Subsidiary of the Borrower, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition or permitted Investment, (vi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (vii) any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 9.1 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary, (viii) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clauses (iii), (iv), (v) or (vii) above or clause (ix) below; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clauses, (ix) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Subsidiary of the Borrower that is not a Credit Party, which Indebtedness is permitted by Section 9.1, provided that such restrictions or conditions (a) apply solely to a Subsidiary that is not a Credit Party and (b) do not materially impair the Borrower’s ability to pay its obligations under the Loan Documents as and when due (as determined in good faith by the Borrower), and (x) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and non-Wholly-Owned Subsidiaries permitted under Section 9.3 and applicable solely to such joint venture or non-Wholly-Owned Subsidiary.

SECTION 9.11       Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related, complementary, corollary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

SECTION 9.12       [Reserved].

SECTION 9.13       Sale Leasebacks. Except as permitted by Section 9.1(d) and Section 9.5, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease, a finance lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party and (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.

SECTION 9.14       [Reserved].

SECTION 9.15       Financial Covenants.

(a)           Consolidated Total Net Leverage Ratio. As of the last day of any fiscal quarter (commencing with the fiscal quarter in which the Closing Date occurs), permit the Consolidated Total Net Leverage Ratio to be greater than 3.50 to 1.00.

Notwithstanding the foregoing, in connection with any Permitted Acquisition having aggregate cash consideration (including cash, Cash Equivalents and other deferred payment obligations) in excess of $100,000,000, if immediately prior to giving effect to such Permitted Acquisition (other than the Closing Date Acquisition), the Consolidated Total Net Leverage Ratio does not exceed 3.00 to 1.00, the Borrower may, at its election, in connection with such Permitted Acquisition and upon prior written notice to the Administrative Agent (it being understood that, in respect of the Closing Date Acquisition, the Borrower shall be deemed to have provided such notice to the Administrative Agent), increase the required Consolidated Total Net Leverage Ratio pursuant to this Section 9.15(a) to 4.00 to 1.00, which such increase shall be applicable (i) with respect to a Permitted Acquisition that is not a Limited Condition Acquisition, for the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter or (ii) with respect to a Permitted Acquisition that is a Limited Condition Acquisition, for purposes of determining compliance on a Pro Forma Basis with this Section 9.15(a) on the LCA Test Date, and for the fiscal quarter in which such Permitted Acquisition is consummated and for the three (3) consecutive quarterly test periods after which such Permitted Acquisition is consummated (each, a “Leverage Ratio Increase”); provided that (x) such increase shall apply solely with respect to compliance with this Section 9.15(a) and any determination of the Consolidated Total Net Leverage Ratio for purposes of the definition of Permitted Acquisition and any incurrence test with respect to any Indebtedness used to finance a Permitted Acquisition and shall not apply to any other incurrence test set forth in this Agreement and (y) there shall be at least two (2) full consecutive fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect.

(b)           Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter (commencing with the fiscal quarter in which the Closing Date occurs), permit the Consolidated Interest Coverage Ratio to be less than 2.50 to 1.00.

ARTICLE X

Default and Remedies

SECTION 10.1       Events of Default. Each of the following shall constitute an Event of Default:

(a)           Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower or any other Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)           Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c)            Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made;

(d)           Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 8.3(a), 8.4 (as it applies to the preservation of the existence of the Borrower or any of its Domestic Subsidiaries) or Article IX.

(e)            Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as otherwise specifically provided for in this Section 10.1) or any other Loan Document and such default shall continue for a period of (i) with respect to any failure to comply with Section 8.1, five (5) Business Days and (ii) with respect to any other term, covenant, condition or agreement, thirty (30) days, in each case after the earlier of (A) the Administrative Agent’s delivery of written notice thereof to the Borrower and (B) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f)            Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized; provided that clause (ii) of this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that (x) with respect to any breach or default referred to in clause (ii) above with respect to a financial covenant in any such Indebtedness, such breach or default shall only constitute an Event of Default hereunder if such breach or default has resulted in the acceleration of such Indebtedness and the termination of commitments thereunder, (y) any failure, breach or default described under clauses (i) or (ii) above shall only constitute an Event of Default hereunder if such failure, breach or default is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article X and (z) for the avoidance of doubt, any failure, breach or default described under clauses (i) or (ii) above shall not result in a Default or Event of Default hereunder while any notice period or grace period, if applicable to such failure, breach or default, remains in effect.

(g)           [Reserved].

(h)           Change in Control. Any Change in Control shall occur.

(i)            Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary (other than an Immaterial Subsidiary) thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)            Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary (other than an Immaterial Subsidiary) thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary (other than an Immaterial Subsidiary) thereof or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered.

(k)           Failure of Agreements. (i) any material provision of this Agreement or any material provision of any other Loan Document or any Loan Document itself shall for any reason cease to be valid and binding on any Credit Party party thereto or any such Person shall so state in writing or shall otherwise contest the validity or enforceability of any such provision, (ii) any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, all or a material portion of the Collateral purported to be covered thereby or (iii) any Guarantee under the Guarantee Agreement shall for any reason cease to be valid and binding, in each case, other than in accordance with the express terms hereof or thereof.

(l)            ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate makes a complete or partial withdrawal from any Multiemployer Plan and the Multiemployer Plan notifies such Credit Party or ERISA Affiliate that such entity has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount which, in each case of clauses (i) through (iii) above, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(m)          Judgment. One or more judgments, orders or decrees shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof and such judgments, orders or decrees (i) in the case of the payment of money, are individually or in the aggregate (to the extent not covered by insurance as to which the insurer has been notified of such judgment, order or decree and has not denied coverage), in excess of the Threshold Amount or (ii) in the case of injunctive or other non-monetary relief, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(n)           Subordination Terms. (i) Any of the Secured Obligations for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, the documentation governing any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations, (ii) the subordination provisions set forth in the documentation for any Subordinated Indebtedness that is subordinated (in terms of payment or lien priority) to the Secured Obligations shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Indebtedness, if applicable, or (iii) any Credit Party or any Subsidiary of any Credit Party, shall assert any of the foregoing in writing.

SECTION 10.2       Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)           Acceleration; Termination of Credit Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facilities and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Credit Facilities shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, to the fullest extent permitted by Applicable Law, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)           Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 10.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c)           General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 10.3       Rights and Remedies Cumulative; Non-Waiver; Etc.

(a)           The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4       Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Lien on Collateral and Secured Obligations shall, subject to the provisions of Sections 5.14 and 5.15, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and Secured Hedge Obligations and Secured Cash Management Obligations (other than supply chain finance services and Existing Specified Obligations) then owing and to Cash Collateralize any L/C Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Secured Obligations constituting the Existing Specified Obligations and/or supply chain finance services that are Secured Cash Management Obligations; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Secured Cash Management Obligations or Secured Hedge Obligations that, in either case, is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

SECTION 10.5       Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

SECTION 10.6       Credit Bidding.

(a)           The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.2.

(b)           Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XI

The Administrative Agent

SECTION 11.1         Appointment and Authority.

(a)           Each of the Lenders and each Issuing Lender hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 11.6 and 11.9, the provisions of this Article XI are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the Issuing Lenders and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including each holder of Secured Hedge Obligations and Secured Cash Management Obligations) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)            It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 11.2       Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

SECTION 11.3       Exculpatory Provisions.

(a)           The Administrative Agent, the Arrangers, their respective Related Parties and each of their respective heirs, successors and assigns shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their respective Related Parties:

(i)            shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)          shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any Issuing Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arrangers or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and

(iv)          shall not be required to account to any Lender or any Issuing Lender for any sum or profit received by the Administrative Agent for its own account.

(b)           The Administrative Agent, the Arrangers, their respective Related Parties and each of their respective heirs, successors and assigns shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(c)           The Administrative Agent, the Arrangers, their respective Related Parties and each of their respective heirs, successors and assigns shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Arrangers, as applicable or (vii) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).

(d)           The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions (other than with respect to assignments or participations by it of its Loans and Commitments, if any). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution (other than with respect to assignments or participations by it of its Loans and Commitments, if any).

SECTION 11.4       Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 11.9. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender or Issuing Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or Issuing Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Lender or that is to be acceptable or satisfactory to such Lender or Issuing Lender.

SECTION 11.5       Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 11.6       Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the prior written consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Specified Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and consented to by the Borrower, to the extent so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), with the Borrower’s prior written consent (other than during the existence of a Specified Event of Default, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower and with the prior written consent of the Borrower to the extent required, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders (with the consent of the Borrower, to the extent so required) appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

(d)           Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section 11.6 shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7       Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arrangers or any of their respective Related Parties to any Lender, any Issuing Lender or any other Secured Party as to any matter, including whether the Administrative Agent, the Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 11.7.

SECTION 11.8       No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

SECTION 11.9       Collateral and Guaranty Matters.

(a)           Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Secured Hedge Obligations and Secured Cash Management Obligations) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)            to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitments and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) Secured Cash Management Obligations or Secured Hedge Obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Credit Party permitted under the Loan Documents, (C) that constitutes Excluded Property, (D) if the property subject to such Lien is owned by a Guarantor, subject to Section 12.2, upon release of such Guarantor from its obligations under the Guaranty Agreement pursuant to clause (iii) below, or (D) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 12.2; provided that any release of all or substantially of the Collateral shall be subject to Section 12.2(l);

(ii)           to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 9.2(h) and Section 9.2(j), or any other Lien that is permitted by Section 9.2 to be senior to the Lien securing the Obligations; provided that the subordination of all or substantially all of the Collateral shall be subject to Section 12.2(l);

(iii)          to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted under the Loan Documents; provided that the release of Guarantors comprising substantially all of the credit support for the Secured Obligations shall be subject to Section 12.2(k);

(iv)          to otherwise comply with the release and termination provisions in any Security Documents; and

(v)           to execute and/or deliver documents to evidence the release, subordination or non-existence, as applicable, of any Lien securing the Obligations upon any Excluded Property.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5 to a Person other than a Credit Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any Person.

(b)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)           Without limitation of the operation of the releases described above or in any Security Document, a certificate of a Responsible Officer delivered either at the request of the Administrative Agent or at the option of the Borrower, in either case, to the Administrative Agent with respect to any release described in this Section 11.9 stating that the Borrower has determined in good faith that such release satisfies the foregoing requirements shall be conclusive evidence that such release satisfies the foregoing requirements and such automatic release has occurred (and the Administrative Agent shall be entitled to rely conclusively on such certificate without further inquiry), and the Administrative Agent shall promptly execute and deliver all documentation evidencing such release reasonably requested by the Borrower.

(d)           Notwithstanding anything to the contrary herein, if any Subsidiary that is a Guarantor becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly-Owned Subsidiary (directly or indirectly), the release of such Subsidiary from its guarantee obligation in respect of the Obligations, and the release of the Lien held by Administrative Agent for the benefit of the Secured Parties on the property owned by a Guarantor that so becomes an Excluded Subsidiary, shall only be permitted if (i) no Event of Default has occurred and is continuing immediately after giving effect to such release, (ii) after giving pro forma effect to such release and the consummation of the transaction that causes such Subsidiary to so become an Excluded Subsidiary, the Borrower is deemed to have made an Investment in such Person equal to the fair market value of the net assets of such Person attributable to the Borrower’s equity interests therein (as determined in good faith by the Borrower) and such Investment is permitted at such time, (iii) the transaction pursuant to which such Subsidiary ceases to be a Wholly-Owned Subsidiary is consummated with a bona fide third party that is not an Affiliate of the Sponsor or any Credit Party, (iv) the primary purpose of such transaction is a bona fide business purpose and is not the release of any guarantee or Lien on such Subsidiary, and (v) such Subsidiary does not own or have any exclusive license of, or other exclusive rights with respect to, any Material Intellectual Property.

SECTION 11.10     Secured Hedge Obligations and Secured Cash Management Obligations. No holder of any Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral), or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guarantee or any Security Document, other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations and Secured Cash Management Obligations.

SECTION 11.11     Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;

(ii)           the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, the Arrangers and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 11.12     Erroneous Payments.

(a)           Each Lender, each Issuing Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Secured Party or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 11.12(a) shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)           Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in immediately available funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d)           In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)           Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) except to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations, to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)            Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)           Nothing in this Section 11.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XII

Miscellaneous

SECTION 12.1       Notices.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Astec Industries, Inc.
1725 Shepherd Road
Chattanooga, TN 37421
Attention of: Brian Harris
Telephone No.: (423) 553-5928
Facsimile No.: (423) 899-4456
E-mail: bharri@astecindustries.com

With copies to (which shall not constitute notice):

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention of: Paul W. Hespel
Telephone No.: (212) 210-9492
Facsimile No.: (212) 210-9444
E-mail: paul.hespel@alston.com

If to Wells Fargo, as Administrative Agent:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2706
Facsimile No.: (844) 879-5899

Email: Agencyservices.requests@wellsfargo.com

With copies to:

Wells Fargo Bank, National Association
MAC D1086-061

550 South Tryon Street, 7th Floor

Charlotte, NC 28202
Attention of: Parmesh Warrier
E-mail: parmesh.warrier@wellsfargo.com

With copies to (which shall not constitute notice):

Cahill Gordon & Reindel LLP

32 Old Slip

New York, New York  10005

Attention: Ariel Goldman, Elizabeth Yahl

Telephone:  (212) 701-3398, (212) 701-3151

Email: agoldman@cahill.com; eyahl@cahill.com

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)           Change of Address, Etc. Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.

(e)           Platform.

(i)            Each Credit Party, each Lender and each Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform. The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(ii)           The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arrangers and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Issuing Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, each Lender and each Issuing Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

SECTION 12.2       Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document (including Section 5.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or in the case of any amendment which directly affects only one Class under the Credit Facilities, the Required Facility Lenders, and not the Required Lenders) (or by the Administrative Agent with the consent of the Required Lenders or the Required Facility Lenders, as applicable) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)           amend, modify or waive (i) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof, other than Section 6.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans or issuance of Letters of Credit) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Sublimit, in each case without the written consent of the Required Revolving Credit Lenders;

(b)           (i) subordinate any of the Obligations owed to the Lenders in right of payment or otherwise adversely affect the priority of payment of any of such Obligations or (ii) subordinate any of the Liens securing the Obligations owed to the Lenders, in each case without the consent of each of the Lenders (except in each case pursuant to a transaction in which participation in such other Indebtedness is offered to the Lenders on a pro rata basis, on the same terms (including fees) as are offered to all other providers of such financing);

(c)           increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender (it being understood that a waiver of a condition precedent, a waiver of a mandatory prepayment or waiver of a default shall not constitute an increase in the Commitment or the amounts of Loans of any Lender);

(d)           waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Credit Commitment hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any Default or Event of Default or any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default shall only require the consent of the Required Lenders);

(e)           reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that (i) only the consent of the Required Facility Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default with respect to the applicable Class and (ii) only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(f)            change Section 5.6 or Section 10.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 5.6 or Section 10.4) in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(g)           change Section 4.4(b)(iv) (or amend any other term of the Loan Documents that would have the effect of changing Section 4.4(b)(iv)) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(h)           except as otherwise permitted by this Section 12.2 change any provision of this Section 12.2 or reduce the percentages specified in the definitions of “Required Lenders,” “Required Revolving Credit Lenders”, “Required Facility Lenders”, “Required Term Loan Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(i)            impose any greater restriction on the ability of any Lender under any Class to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders under such Class;

(j)            consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;

(k)           release (i) all of the Guarantors or (ii) Guarantors comprising all or substantially all of the credit support for the Secured Obligations, in any case, from the Guaranty Agreement, without the written consent of each Lender; or

(l)            release all or substantially all of the Collateral or release any Security Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement (including Section 11.9(c)) or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 12.1(e), Section 12.20 or Article XI hereof; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 12.2 if such Class of Lenders were the only Class of Lenders hereunder at the time, (vii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (viii) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 12.2 and other amendments consistent with the then-current market for the type of facility contemplated by such Incremental Amendment) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 5.13 and 5.16 (including as applicable, (1) to permit the Incremental Increases, Extended Term Loans, Extended Revolving Credit Commitments or Extended Revolving Credit Loans, as applicable, to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to include an Incremental Increase or the Extended Revolving Credit Commitments, as applicable, or outstanding Extended Revolving Credit Loans or outstanding Extended Term Loans, as applicable, in any determination of (i) Required Lenders, Required Revolving Credit Lenders or Required Term Loan Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender and (3) to make amendments to any outstanding tranche of Term Loans to permit any Incremental Term Loan Commitments and Incremental Term Loans to be “fungible” (including for purposes of the Code) with such tranche of Term Loans, including increases in the Applicable Margin or any fees payable to such outstanding tranche of Term Loans or providing such outstanding tranche of Term Loans with the benefit of any call protection or covenants that are applicable to the proposed Incremental Term Loan Commitments or Incremental Term Loans; provided that any such amendments or modifications to such outstanding tranche of Term Loans shall not directly adversely affect the Lenders holding such tranche of Term Loans without their consent.

SECTION 12.3       Expenses; Indemnity.

(a)           Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent) in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the Lenders or any Issuing Lender (but limited as to any legal expenses, to Attorney Costs)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons and each of their respective heirs, successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all actions, suits, losses, claims (including any Environmental Claims), penalties, damages, liabilities and expenses of any kind or nature (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (i) have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (ii) have resulted by reason of any material breach in bad faith of such Indemnitee’s (or any of its Related Parties’) obligations under the Loan Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any disputes solely among Indemnitees that do not involve or arise from an act or omission by the Borrower or the Guarantors or any of their respective affiliates and is brought by an Indemnitee (other than any litigation or proceeding against any Arranger or the Administrative Agent in its capacity as such or in its fulfilling such role or similar role). This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent shall not be unreasonably withheld), settle any threatened in writing or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnitee and (z) requires no action on the part of the Indemnitee other than its consent.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 12.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Arranger, any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent arising from such Indemnitee’s (or any of its Related Parties’) gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.

(e)            Payments. All amounts due under this Section 12.3 shall be payable promptly after demand therefor.

(f)            Survival. Each party’s obligations under this Section 12.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section 12.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The right of setoff described in this Section 12.4 shall not apply with respect to any Excluded Property.

SECTION 12.5       Governing Law; Jurisdiction, Etc.

(a)            Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York); provided however, that notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (i) whether any Specified Representations have been breached and (ii) whether a “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on April 28, 2025) has occurred, shall, in each case, be governed by the laws of the State of Delaware.

(b)            Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the other party hereto in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Notwithstanding the foregoing, in the case of any Security Document, proceedings may also be brought by the Administrative Agent in state in which the relevant Collateral is located or any other relevant jurisdiction. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)            Waiver of Venue. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 12.5. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6       Waiver of Jury Trial.

(a)            EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

SECTION 12.7       Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Overnight Rate from time to time in effect.

SECTION 12.8       Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9       Successors and Assigns; Participations.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 12.9, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 12.9 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 12.9 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 12.9 and, to the extent expressly contemplated hereby, the Arrangers, the Related Parties of each of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section 12.9 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in paragraph (b)(i)(A) of this Section 12.9, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption (the “Trade Date”), as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day.

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 12.9 and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Term Loan Commitments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment or a Term Loan Commitment, as applicable, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)            the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (C) any Defaulting Lender or any of its Subsidiaries, (D) any Disqualified Institution (unless the Borrower consents to such assignment in writing), or (E) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 12.9, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 12.9 (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Disqualified Institution, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.9; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section 12.9; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 and Section 12.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)            Disqualified Institutions.

(i)             If any assignment or participation is made to, or any Incremental Term Loan Commitment is provided by, any Disqualified Institution without the Borrower’s prior written consent in violation of this Agreement, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution or terminate any Revolving Credit Commitment of a Lender which has sold a participation to a Participant which is a Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans or such participation in such Term Loans, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.9(g)), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders or Issuing Lenders by the Borrower, the Administrative Agent or any other Lender or Issuing Lender, (y) attend or participate in meetings attended by the Lenders, Issuing Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or the Issuing Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent, the Lenders or the Issuing Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent, any Lender or any Issuing Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders or Issuing Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by a bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iii)           The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the list of Disqualified Institutions to each Lender requesting the same.

SECTION 12.10     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facilities, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, such Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (d) to any other party hereto, (e) to the extent necessary in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.10, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (in each case, other than any Disqualified Institution, except that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (iii) an investor or prospective investor (than any Disqualified Institution) in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, (v) a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, or (vi) an insurer or re-insurer that also agrees that Information shall be used solely for the purpose of evaluating and complying with the insurance requirements under this Agreement, it being understood that in each case the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry, provided that such information shall consist of general portfolio, non-identifying information, and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents to the extent such service providers will be informed of the confidential nature of such information and instructed to keep such information confidential, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.10 or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge (after reasonable inquiry), subject to confidentiality obligations to the Borrower or any of the Borrower’s Affiliates, (k) to the extent that such information is independently developed by such Person so long as such Person has not otherwise breached this Section 12.10 and have not developed such information based on information for a third party that to such Person’s knowledge, has breached confidentiality obligations to the Borrower or any of the Borrower’s Affiliates, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section 12.10, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 12.10 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this Section 12.10 to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this Section 12.10 shall be prohibited by any Applicable Law applicable to such governmental, regulatory or self-regulatory organization.

SECTION 12.11     Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.12     All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not then due and payable), any of the Commitments remain in effect or the Credit Facilities have not been terminated.

SECTION 12.13     Survival.

(a)            All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)            Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14     Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15     Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

SECTION 12.16     Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, the Swingline Lender and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 12.17     Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due and payable) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the applicable Issuing Lender) and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18     USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

SECTION 12.19     Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.20     No Advisory or Fiduciary Responsibility.

(a)            In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arrangers or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)            Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Arrangers or such Affiliate thereof were not a Lender or an Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, any Arranger, the Borrower or any Affiliate of the foregoing. Each Lender, each Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, any Arranger, the Borrower or any Affiliate of the foregoing.

SECTION 12.21     [Reserved].

SECTION 12.22     Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.23     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 12.24     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 12.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

ASTEC INDUSTRIES, INC., as Borrower

By:	/s/ Brian Harris
Name:	Brian Harris
Title:	Chief Financial Officer

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Marsha B. Moffit
Name:	Marsha B. Moffitt
Title:	Executive Director

CITIBANK, N.A., as Issuing Lender and Lender

By:	/s/ Joe Kennedy
Name:	Joe Kennedy
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Issuing Lender and Lender

By:	/s/ Eric Bergeson
Name:	Eric Bergeson
Title:	Authorized Officer

BANK OF AMERICA, N.A., as Lender

By:	/s/ Daniel Brown
Name:	Daniel Brown
Title:	Senior Vice President

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By:	/s/ Kelly Fournier
Name:	Kelly Fournier
Title:	Duly Authorized Signatory

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Thomas C. Kilcrease, Jr.
Name:	Thomas C. Kilcrease, Jr.
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Brian P. Fox
Name:	Brian P. Fox
Title:	Senior Vice President

TD BANK, N.A., as Lender

By:	/s/ Allsion Damico
Name:	Allison Damico
Title:	Managing Director

TRUIST BANK, as Lender

By:	/s/ Vicount Cornwall
Name:	Vicount Cornwall
Title:	Director